Exhibit 99.3

TRANSLATION FROM THE FRENCH FOR INFORMATION PURPOSES ONLY

PUBLIC BUY-OUT OFFER FOLLOWED BY A SQUEEZE-OUT

RELATING TO THE SHARES AND BONDS CONVERTIBLE INTO NEW SHARES OR

EXCHANGEABLE FOR EXISTING SHARES (OCEANES) OF THE COMPANY

INITIATED BY

NOKIA CORPORATION

INFORMATION RELATING IN PARTICULAR TO THE LEGAL, FINANCIAL AND

ACCOUNTING ASPECTS OF ALCATEL LUCENT

(INFORMATIONS RELATIVES AUX CARACTERISTIQUES NOTAMMENT JURIDIQUES,

FINANCIERES ET COMPTABLES D’ALCATEL LUCENT)

This document relating to the “other information” of Alcatel Lucent was filed with the Autorité des marchés financiers (the “AMF”) on September 20, 2016 in accordance with the provisions of article 231-28 of its General Regulation and Instruction No. 2006-07 of the AMF dated 25 July, 2006 relating to public tender offers. This document was prepared under the responsibility of Alcatel Lucent.

This document is an unofficial English-language translation of the “other information” document of Alcatel Lucent (document “autres informations” d’Alcatel Lucent) prepared and filed with the AMF on September 20, 2016 in accordance with the provisions of Article 231-28 of its General Regulation and Instruction No. 2006-07 of the AMF dated 25 July, 2006. In the event of any differences between this unofficial English-language translation and the official French document, the official French document shall prevail.

This document supplements the joint offer document prepared by Nokia and Alcatel Lucent regarding the public buy-out offer followed by a squeeze-out initiated by Nokia on the shares and OCEANEs of Alcatel Lucent and approved by the AMF on September 20, 2016 under number 16-438, pursuant to a clearance decision on the same date (the “Joint Offer Document”).

The French version of this document and the French version of the Joint Offer Document are available on the Internet websites of Alcatel Lucent (www5.alcatel-lucent.com) and the AMF (www.amf-france.org), and may be obtained free of charge from:

Alcatel Lucent

148-152, route de la Reine

92100 Boulogne- Billancourt

A press release will be disseminated in accordance with the provisions of articles 231-28 and 221-3 of the AMF general regulations, no later than the day preceding the opening of the Public Buy-Out Offer, explaining to the public how this document will be made available to it.

TRANSLATION FROM THE FRENCH FOR INFORMATION PURPOSES ONLY

TRANSLATION FROM THE FRENCH FOR INFORMATION PURPOSES ONLY

1.	INTRODUCTION

This document is established, in accordance with the provisions of Article 231-28 of the AMF General Regulation and Article 6 of the AMF instruction No. 2006-07, by Alcatel Lucent, a public limited company (société anonyme) with a share capital of 176,984,003.80 euros as of September 16, 2016, divided into 3,539,680,076 shares with a nominal value of 0.05 euro each, having its registered office at 148/152 route de la Reine, 92100 Boulogne-Billancourt, France, registered in the Nanterre Trade and Companies Register under number 542 019 096 (“Alcatel Lucent” or the “Company”), in the context of the public buy-out offer (the “Public Buy-Out Offer”) which will immediately be followed by a squeeze-out procedure (the “Squeeze-Out”, the Public Buy-Out Offer and the Squeeze-Out being collectively referred to as the “Offer”) initiated pursuant to Section III of Book II, and more specifically Articles 236-3 and 237-1 of the AMF General Regulation, by Nokia Corporation, a company organized and existing under the laws of Finland, registered in the Finnish Trade Register under number 0112038-9, with registered office at Karaportti 3, FI-02610 Espoo, Finland (“Nokia” or the “Offeror”), of which the shares are admitted to trading on NASDAQ OMX Helsinki Ltd. (“Nasdaq Helsinki”), on Compartment A of the regulated market of Euronext Paris (“Euronext Paris”) under ISIN code FI0009000681, and, in the form of American Depositary Shares (“ADSs”), on the New York Stock Exchange (“NYSE”), pursuant to which the Offeror irrevocably proposes to the shareholders and holders of OCEANES of Alcatel Lucent to purchase:

•	all the shares of the Company listed on Euronext Paris (Compartment A) under ISIN code FR0000130007, mnemonic “ALU” (the “Shares”) at the unit price of 3.50 euros;

•	all the 2019 OCEANEs (as defined in Section 2.4.1 of the Joint Offer Document) of the Company listed on Euronext Paris under ISIN code FR0011948306, mnemonic “YALU1”, at the unit price of 4.50 euros;

•	all the 2020 OCEANEs (as defined in Section 2.4.1 of the Joint Offer Document) of the Company listed on Euronext Paris under ISIN code FR0011948314, mnemonic “YALU2”, at the unit price of 4.50 euros.

The 2019 OCEANEs and the 2020 OCEANEs are collectively referred to as the “OCEANEs” and, together with the Shares, the “Securities”.

As of the date of the Joint Offer Document, Nokia directly holds 3 373 845 309 Shares representing 95.31 % of the share capital and 95.24 % of the voting rights of Alcatel Lucent on the basis of a total number of 3,539,680,076 Shares and 3,542,340,317 voting rights of Alcatel Lucent calculated pursuant to Article 223-11 of the AMF General Regulation, as well as 82 608 794 2019 OCEANEs representing 92.46% of the outstanding 2019 OCEANEs, and 22 233 534 2020 OCEANEs representing 81.66% of the outstanding 2020 OCEANEs. Nokia also holds 95.14% of the Alcatel Lucent Shares on a fully diluted basis.

The Offer targets:

•	all the Shares not held by the Offeror:

•

which are already issued (including 322,608 Performance Shares vested following the acceleration decided upon the authorization of the Alcatel Lucent extraordinary shareholders’ general meeting held on September 13, 2016, which are subject to a holding period and not covered by a liquidity agreement), being, to the knowledge of the Offeror at the date of the Joint Offer Document, 165,834,767 Shares, representing 4,69% of the share capital and 4.76% of the theoretical voting rights of the Company;

TRANSLATION FROM THE FRENCH FOR INFORMATION PURPOSES ONLY

•

which may be issued before the closing of the Public Buy-Out Offer following the conversion of OCEANEs (being, to the knowledge of the Offeror at the date of the Joint Offer Document, a maximum number of 11,731,972 Alcatel Lucent Shares);

the sum of the foregoing being equal to, to the knowledge of the Offeror at the date ofthe Joint Offer Document, a maximum number of 177,566,739 Shares;

•	all of the 2019 OCEANEs not held by the Offeror, being, to the knowledge of the Offeror at the date of the Joint Offer Document, 6,739,521 2019 OCEANEs; and

•	all of the 2020 OCEANEs not held by the Offeror, being, to the knowledge of the Offeror at the date of the Joint Offer Document, 4,992,451 2020 OCEANEs.

The Alcatel Lucent Performance Shares (as defined in Section 2.4.3 of the Joint Offer Document) which remain unvested at the date of the closing of the Public Buy-Out Offer are not targeted by the Offer. However, the Performance Shares vested but subject to a holding period and not covered by a liquidity agreement at the date of the closing of the Public Buy-Out Offer are targeted by the Offer. These Performance Shares cannot be tendered into the Public Buy-Out Offer, due to the holding obligation applicable to their beneficiary and unless such holding obligation is removed pursuant to the applicable legal and statutory provisions. These Performance Shares will be subject to the Squeeze-Out that will follow the Public Buy-Out Offer, in accordance with Articles 237-1 and 237-10 of the AMF General Regulation.

To the Offeror’s knowledge, there are no other rights, equity securities or financial instruments that may give access, immediately or in the future, to the share capital or voting rights of the Company, except for Stock Options and unvested Performance Shares which are covered by a liquidity agreement (see Section 2.4.4 of the Joint Offer Document).

In the Squeeze-Out, the Alcatel Lucent Shares and OCEANEs not then held by Nokia will be transferred to Nokia in exchange for a compensation which will be the same than the unit price of the Public Buy-Out Offer, i.e. 3.50 euros per Share, 4.51 euros per Alcatel Lucent 2019 OCEANE and 4.50 euros per Alcatel Lucent 2020 OCEANE (each net of all costs).

In accordance with the provisions of Article 231-13 of the AMF General Regulation, Société Générale, as presenting bank of the Offer, guarantees the content and the irrevocable nature of the commitments undertaken by the Offeror in the context of the Offer.

Details on the context and the terms of the Offer are described in the Joint Offer Document which received the visa of the AMF on September 20, 2016, available on the Internet websites of Alcatel Lucent (www5.alcatel-lucent.com) and the AMF (www.amf-france.org), and which may be obtained free of charge from the Company.

2.	INFORMATION RELATING IN PARTICULAR TO THE LEGAL, FINANCIAL AND ACCOUNTING ASPECTS OF ALCATEL LUCENT

Pursuant to Article 231-28 of the AMF General Regulation, this document is an update of the information relating in particular to the legal, financial and accounting aspects of Alcatel Lucent included in the Company Document de Référence filed with the AMF on April 28, 2016 under number D.16-0427 (the “Document de Référence”), which is incorporated herein by reference, and are completed by the information included in section 3 below.

TRANSLATION FROM THE FRENCH FOR INFORMATION PURPOSES ONLY

The Document de Référence is available in electronic form on the Internet websites of Alcatel Lucent (www5.alcatel-lucent.com) and the AMF (www.amf-france.org) and may be obtained free of charge from the Company at 148-152, route de la Reine, 92100 Boulogne-Billancourt.

3.	RECENT EVENTS OCCURRED AS FROM THE REGISTRATION OF THE DOCUMENT DE REFERENCE OF ALCATEL LUCENT

3.1	ALCATEL LUCENT’S SHARE CAPITAL STRUCTURE AND OWNERSHIP

As of September 16, 2016, and to the Company’s knowledge, the share capital of Alcatel Lucent amounts to EUR 176,984,003.80 and was divided into 3,539,680,076 ordinary shares (taking into account the issuance of 322,608 Shares following the vesting of Performance Shares which have been accelerated following the authorization of the Alcatel Lucent shareholders’ extraordinary general meeting held on September 13, 2016) of EUR 0.05 par value, fully paid up and all of the same class.

As of September 16, 2016, to the knowledge of the Company, the issued and outstanding shares of Alcatel Lucent are held as follows:

	Capital on the basis of outstanding shares as of September 16, 2016				THEORETICAL voting rights on the basis of outstanding shares as of September 16, 2016(1)		Voting rights EXERCISABLE AT SHAREHOLDERS’ MEETING on the basis of outstanding shares as of September 16, 2016(2)
Shareholders	Number of shares		% of capital	Double voting rights	Total number of voting rights	% of voting rights	Total number of voting rights	% of voting rights
Nokia Corporation	3,373,845,309		95.31%	—	3,373,845,309	95.24%	3,373,845,309	95.24%
Treasury shares	—		—	—	—	—	—	—
Public	165,834,767		4.69%	2,660,241	168,495,008	4.76%	168,495,008	4.76%

Total	3,539,680,076	(3)	100%	2,660,241	3,542,340,317	100%	3,542,340,317	100%

(1)

Theoretical voting rights calculated pursuant to Article 223-11 of the AMF General Regulation. The number of theoretical voting rights is calculated by taking into account the treasury shares held by the Company and its subsidiaries, which do not have voting rights.

(2)	The number of voting rights exercisable at Shareholders’ Meeting is calculated without taking into account the Shares which have no voting rights.
(3)

Taking into account the issuance of 322,608 Shares following the vesting of Performance Shares which have been accelerated following the authorization of the Alcatel Lucent shareholders’ extraordinary general meeting held on September 13, 2016.

3.2	DIRECT OR INDIRECT HOLDINGS IN THE COMPANY’S SHARE CAPITAL DISCLOSED PURSUANT TO THE CROSSING OF A THRESHOLD OR A TRANSACTION ON SECURITIES

To the Company’s knowledge, as of August 31, 2016, the issued and outstanding shares of Alcatel Lucent are held as described in Section 3.1 above.

Since April 26, 2016, the Company has been informed of reaching the following thresholds:

Declaring Company	Date of threshold crossing	% share capital	% voting rights declared
Nokia Corporation	06/14/2016	95.33%	95.26%
Nokia Corporation	05/09/2016	94.64%	94.57%

TRANSLATION FROM THE FRENCH FOR INFORMATION PURPOSES ONLY

From January 1, 2015 to April 26, 2016, Alcatel Lucent has been notified of declarations pursuant to the crossing of legal thresholds and thresholds set forth in its articles of association reproduced on page 262 of the Document de référence.

3.3	COMPOSITION OF THE BOARD OF DIRECTORS

(a)	Board of directors

On January 8, 2016, following the success of Nokia’s Public Exchange Offer, the composition of the board of directors of Alcatel Lucent was modified to reflect the new ownership structure of the Company.

Risto Siilasmaa, Rajeev Suri, Timo Ihamuotila, Maria Varsellona and Samih Elhage have been coopted to the board of directors of Alcatel Lucent. These cooptations have been ratified by the shareholders of Alcatel Lucent at the 2016 Annual General Meeting held on June 21, 2016. In addition, Marc Rouanne was appointed as a director at that general meeting.

The mandate of chairman of the board of directors and Chief Executive Officer of Philippe Camus, who was confirmed in his position following the success of the Public Exchange Offer, ended with effect as of June 21, 2016. The board of directors, at its meeting of June 21, 2016, resolved to segregate the positions of Chairman of the board of directors and Chief Executive Officer. Upon the recommendation of the Corporate Governance and Nominating Committee, as of June 21, 2016, Marc Rouanne was appointed Chairman of the board of directors and Olivier Durand was appointed Chief Executive Officer of the Company.

As of the date of the present document, the board of directors of Alcatel Lucent is comprised of the following members:

•	Marc Rouanne, Chairman and director

•	Carla Cico, independent director

•	Jean-Cyril Spinetta, independent director

•	Sylvia Summers, independent director

•	Risto Siilasmaa, non-independent director

•	Rajeev Suri, non-independent director

•	Maria Varsellona, non-independent director

•	Samih Elhage, non-independent director

•	Timo Ihamuotila, non-independent director

The Board of directors of Alcatel Lucent also includes two board observers allowing the presence of employees of the Company or of a company of the Alcatel-Lucent Group during meetings of the Board of directors:

•	Laurent du Mouza

•	Gilles Le Dissez

TRANSLATION FROM THE FRENCH FOR INFORMATION PURPOSES ONLY

The composition of the board of directors of Alcatel Lucent is expected to be modified to reflect the shareholding of the Company as a result of the Offer.

(b)	Management

As of the date of this document, the Chief Executive Officer of the Company is Olivier Durand.

As of June 21, 2016, the Management committee is comprised of the following members:

•	Olivier Durand, Chief Executive Officer;

•	Barbara Larsen, General Counsel;

•	Philippe Guillemot, Chief Operating Officer;

•	Loïc Le Grouiec, Chief Human Resources Officer; and

•	Franck Mauroy, interim Chief Financial Officer.

3.4	FIRST HALF 2016 FINANCIAL REPORT

Since the registration of the Document de Référence, the Company has published its financial report relating to the first half ended June 30, 2016 (the “H1 Financial Report”), which is incorporated herein by reference. The entire H1 Financial Report, which includes in particular the unaudited condensed consolidated interim financial statements of Alcatel Lucent for the first semester ended June 30, 2016 and the relating report of the auditors are available on the Internet website of the Company in the “Regulated Information” section (www5.alcatel-lucent.com/investors/regulated-information).

The press release dated August 4, 2016 relating to the H1 Financial Report is attached as Annex A of this document.

3.5	OTHER PRESS RELEASES AND INFORMATION DISSEMINATED AS FROM THE REGISTRATION OF THE DOCUMENT DE RÉFÉRENCE OF ALCATEL LUCENT

The other press releases disseminated as from the registration of the Document de Référence are attached as Annex A of this document. These press releases are also available on the Internet website of the Company in the “Press Releases” section (www5.alcatel-lucent.com/press).

The other press releases and information disseminated by the Company are as follows:

April 22, 2016	Monthly information regarding the total number of voting rights and the total number of shares of the Company

April 27, 2016	Alcatel-Lucent announces the release of its 2015 audited financial statements including a change in accounting treatment for the recognition of deferred tax assets

TRANSLATION FROM THE FRENCH FOR INFORMATION PURPOSES ONLY

April 29, 2016	Alcatel-Lucent announces the filing and availability of the 2015 ‘Document de Référence’ and the 2015 Annual Report on Form 20-F

May 4, 2016	Monthly information regarding the total number of voting rights and the total number of shares of the Company

May 10, 2016	Alcatel-Lucent Reports Q1 2016 revenues

May 27, 2016	Information concerning the availability of all the explanatory documentation to the Combined Shareholders’ Meeting to be held on June 21, 2016

June 6, 2016	Monthly information regarding the total number of voting rights and the total number of shares of the Company

June 21, 2016	Compensation of New Chairman of the Board of Directors, Mr. Marc Rouanne, and New Chief Executive Officer, Mr. Olivier Durand

June 21, 2016	Alcatel-Lucent: results of Shareholders’ meeting of June 21, 2016

July 6, 2016	Monthly information regarding the total number of voting rights and the total number of shares of the Company

August 4, 2016	Alcatel-Lucent publishes its first half 2016 financial report

August 5, 2016	Alcatel-Lucent to publish its first half report to June 30, 2016

August 9, 2016	Information concerning the availability of all the explanatory documentation to the Ordinary Shareholders’ Meeting to be held on September 13, 2016

August 11, 2016	Monthly information regarding the total number of voting rights and the total number of shares of the Company

August 12, 2016	Information concerning the availability of all the explanatory documentation to the Extraordinary Shareholders’ Meeting to be held on September 13, 2016

September 6, 2016	Public buy-out offer by Nokia followed by a squeeze-out

September 13, 2016	Alcatel-Lucent : results of Shareholder’s meetings of September 13, 2016

September 14, 2016	Monthly information regarding the total number of voting rights and the total number of shares of the Company

3.6	ALCATEL LUCENT SHAREHOLDERS’ GENERAL MEETING

The ordinary and extraordinary Alcatel Lucent shareholders general meeting was held on June 21, 2016 and the following resolutions on the agenda were approved:

(i)	Resolutions submitted to the ordinary general meeting:

•	Approval of the financial statements for the fiscal year ended on December 31, 2015 (1st resolution);

TRANSLATION FROM THE FRENCH FOR INFORMATION PURPOSES ONLY

•	Approval of the consolidated financial statements for the fiscal year ended on December 31, 2015 (2nd resolution);

•	Earnings – Allocation of earnings (3rd resolution);

•	Ratification of the co-opting of Mr. Risto Siilasmaa as Director (4th resolution);

•	Ratification of the co-opting of Mr. Rajeev Suri as Director (5th resolution);

•	Ratification of the co-opting of Mr. Timo Ihamuotila as Director (6th resolution);

•	Ratification of the co-opting of Mr. Samih Elhage as Director (7th resolution);

•	Ratification of the co-opting of Mrs. Marie Varsellona as Director (8th resolution);

•	Appointment of Mr. Marc Rouanne as Director (9th resolution);

•	Renewal of the term of office of Mrs. Carla Cico as Director (10th resolution);

•	Appointment of Mr. Gilles Le Dissez as Board Observer (11th resolution);

•	Appointment of Mr. Laurent du Mouza as Board Observer (12th resolution);

•	Appointment of PricewaterhouseCoopers Audit as Statutory Auditor (13th resolution);

•	Appointment of Jean-Christophe Georghiou as Alternate Auditor (14th resolution);

•

Approval of a regulated agreement in accordance with Articles L.225-42-1 and L.225-38 and seq. of the French Commercial Code upon the presentation of the Statutory Auditors’ special report on regulated agreements (Noncompete agreement entered into between the Company and Mr. Michel Combes and elements of the long term compensation of Mr. Michel Combes) (15th resolution);

•	Advisory opinion on the components of the compensation of Mr. Michel Combes, Chief Executive Officer until August 31, 2015, for the fiscal year ended on December 31, 2015 (17th resolution);

•

Advisory opinion on the components of the compensation of Mr. Philippe Camus, Chairman until August 31, 2015, and then Chairman and Chief Executive Officer from September 1st, 2015, for the fiscal year ended on December 31, 2015 (18th resolution);

•	Removal of the provisions relating to the commitment to acquire and hold Alcatel Lucent shares applicable to the additional attributed directors’ fees (19th resolution).

(ii)	Resolutions submitted to the extraordinary general meeting:

•	Amendment of the Article 12 of Company’s By-laws – Removal of the obligation for Directors to own at least 500 shares of the Company (20th resolution);

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•	Amendment of the Article 14 of Company’s By-laws – Modification of the provisions relating Board Observers (21st resolution);

•	Powers to carry-out formalities (22nd resolution).

The 16th resolution submitted to the agenda of the ordinary shareholders meeting held on June 21, 2016 regarding a related-party agreement between Alcatel Lucent and Nokia has not been adopted during this shareholders meeting due to the absence of the requisite quorum since the shares owned by Nokia were excluded from the computation of the quorum. The shareholders meeting of Alcatel Lucent has been called a second time and has been held on September 13, 2016.

The following resolution has been approved:

•

Approval of a regulated agreement in accordance with Articles L.225-38 and seq. of the French Commercial Code upon the presentation of the Statutory Auditor’s special report on regulated agreements (Master services agreement entered into between the Company and Nokia Corporation) (16th resolution).

Furthermore, an extraordinary shareholders meeting has been hold on September 13, 2016, during which the following resolutions have been approved:

•

Amendment to the Rules applicable to the Performance Shares Plan dated September 15, 2014 – Reduction of the vesting period from 4 years to 2 years and waiver of the performance condition (1st resolution) ;

•	Replacement of the Stock-Options into Option Units (2nd resolution);

•	Powers to carry-out formalities (3rd resolution).

3.7	RISK FACTORS

Risk factors relating to Alcatel Lucent are described in the Document de Référence and in the H1 Financial Report.

These risks still exist and, as of the date hereof, Alcatel Lucent is not aware of any other material operating or financial risk regarding Alcatel Lucent. Investors should take note that the list of risk factors included in the Document de Référence and in the H1 Financial Report is not exhaustive and other risks may exist, being totally or partially unknown or whose occurrence was contemplated at the date hereof, likely to have a material adverse effect on Alcatel Lucent, its financial situation and/or its earnings.

Alcatel Lucent’s risks should also be read in conjunction with the disclosure relating to the risks and uncertainties affecting its industry, which are described under the heading “Risk Factors” in Nokia Corporation’s Annual Report on Form 20-F for the year ended December 31, 2015.

3.8	LITIGATION

Litigations involving Alcatel Lucent are described in the Document de Référence and in the H1 Financial Report. At the date hereof, Alcatel Lucent does not take any part in any other litigation, judicial or arbitration proceeding involving the Company other than those described in the Document de Référence and in the H1 Financial Report likely to have a material adverse effect on the financial situation or the profitability of the Alcatel Lucent group.

TRANSLATION FROM THE FRENCH FOR INFORMATION PURPOSES ONLY

To the Company’s knowledge, for the past twelve months the Company has not been threatened nor involved in any state, judicial or arbitration proceeding having caused or likely to cause any material adverse effect on the financial situation or on the profitability of the Company and/or the Alcatel Lucent group.

4.	PERSONS RESPONSIBLE FOR THIS DOCUMENT

“I certify that this document, filed on September 20, 2016 with the Autorité des marchés financiers and which will be disseminated no later than the day before the opening of the Offer, contains all of the information required by Article 231-28 of the general regulations of the Autorité des marchés financiers and by Instruction n°2006-07 of July 25, 2006 (as amended) of the Autorité des marchés financiers, in the context of the public buy-out offer followed by a squeeze-out initiated by Nokia and relating to the shares of Alcatel Lucent and the OCEANEs of Alcatel Lucent.

To my knowledge, these information are accurate and do not contain any omissions that may alter the content thereof.”

Olivier Durand

Chief Executive Officer

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ANNEXE A

Other press releases and information disseminated as from the registration of the Document de

Référence of Alcatel Lucent

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Monthly information regarding the total number of voting rights and the total number of shares of the Company

Article L. 233-8-II of the Commercial Code and article 223-16 of General Regulation of the AMF

Information related to March 2016

Date: March 31, 2016

Total number of shares: 3,538,620,583

Total number of voting rights:

Total of theoretical voting rights: 3,541,395,545

Total of voting rights exercisable at shareholders’ meeting*: 3,541,395,545

*	Total of voting rights exercisable at shareholders’ meeting = total number of voting rights attached to the shares – shares held by the issuer or its subsidiaries without voting rights

TRANSLATION FROM THE FRENCH FOR INFORMATION PURPOSES ONLY

Alcatel-Lucent announces the release of its 2015 audited financial statements including a change in accounting treatment for the recognition of deferred tax assets

Paris, April 27, 2016 – Alcatel-Lucent will publish the Document de Référence and Annual Report on Form 20-F filings of 2015 on April 28th. The audited financial statements, which have been approved by the Board of Directors yesterday, will confirm the positive conclusion of The Shift Plan including revenues of Euro 14,275 million, an 8.3% year-over-year increase, an adjusted operating profit of Euro 1,029 million and a positive Free Cash-Flow before transaction costs of Euro 660 million.

The Annual Report will reflect changes to the preliminary unaudited financial statements disclosed on February 11th, 2016 in relation to two specific accounting matters:

•

A change in accounting treatment related to the recognition of certain deferred tax assets. Further to specific reviews, it was identified in April 2016 that certain IAS 12 guidance requires the recognition of deferred tax assets related to taxable temporary differences, even in loss-making entities. The Group accounting policy, which was in constant review with our external auditors, was consequently amended as reflected in our 2015 consolidated financial statements, while prior periods consolidated financial statements (2013 and 2014) were restated accordingly in the Annual Report.

The effect of this correction is a non-cash item with the adjustments mainly relating to the balance sheet through increased equity and deferred tax assets, while the Profit and Loss (P&L) impact is limited. The change has no impact on the operating results of the Company, its compliance with loan covenants or any other contractual requirement. The amounts of tax losses carried forward are unaffected.

•

A subsequent event in litigation provisions leading to the booking of an additional Euro (11) million reserve in remediation obligations following issuance of the US Environmental Protection Agency’s (EPA) Record of Decision on March 4th.

Details of the changes can be found in the tables attached.

**************************************

Change in accounting treatment for the recognition of deferred tax assets (excerpts from Note 4 of the audited and consolidated financial statements)

In 2015, we changed our accounting treatment for the recognition of certain deferred tax assets based on recent publications about IAS 12 – Income taxes, in particular the May 2014 IFRS Interpretations Committee Agenda Decision on IAS 12—Income Taxes: recognition and measurement of deferred tax assets when an entity is loss-making.

Previously, reversals of certain types of taxable temporary differences were not considered as a suitable source of taxable profit supporting the recognition of deferred tax assets. In particular, taxable temporary differences related to over-funded pension and post-employment benefit plans in the US and in Belgium were disregarded for the recognition of deferred tax assets due to the difficulty in predicting the timing of their reversal and/or the very long-term profile of their potential reversals, even in the case of existence of loss carry-forwards with no expiration date. Therefore, no deferred tax assets were recognized on the basis of such deferred tax liabilities.

In 2015, a deferred tax asset is now recognized for (i) the carry-forward of unused tax losses to the extent the reversal of those taxable temporary differences enables the utilization of the unused tax losses, and (ii) deductible temporary differences as long as there are sufficient existing taxable temporary differences of the appropriate type expected to reverse in the same period as these deductible differences. This treatment applies regardless of the entity’s expectations of future tax losses.

TRANSLATION FROM THE FRENCH FOR INFORMATION PURPOSES ONLY

In accordance with IAS 8 – Accounting policies, changes in accounting estimates and errors, we have retrospectively applied this accounting treatment and restated our previously issued consolidated financial statements, including the related notes. The impact of this correction as well as the subsquent event are included in the tables below.

Further information on Alcatel-Lucent financial statements will be available in the Document de Référence and Annual Report on Form 20-F for 2015 on April 28th, 2016.

**************************************

Impact of changes

Net income (loss) as published (*)		(1,294)	(83)	286	(*)
Correction from accounting treatment		(67)	11	(40)
Adjustment from litigation		—	—	(11)
Net income (loss) as restated		(1,361)	(72)	235
Basic earnings (loss) per share as published (*)		-0.54	-0.04	0.09	(*)
Correction from accounting treatment		-0.02	—	-0.01
Adjustment from litigation		—	—	-0.01
Basic earnings (loss) per share as restated		-0.56	-0.04	0.07
Comprehensive income (loss) as published (*)		(104)	(1,141)	1,550	(*)
Correction from accounting treatment		85	(197)	37
Adjustment from litigation		—	—	(11)
Comprehensive income (loss) as restated		(19)	(1,338)	1,576
Equity as published (*)	2,683	3,663	2,694	4,597	(*)
Correction from accounting treatment	657	742	545	594
Adjustment from litigation	—	—	—	(11)
Equity as restated	3,340	4,405	3,239	5,180
Deferred tax assets as published (*)		1,000	1,516	1,740	(*)
Correction from accounting treatment		742	545	594
Deferred tax assets as restated		1,742	2,061	2,334

TRANSLATION FROM THE FRENCH FOR INFORMATION PURPOSES ONLY

Tax losses carried forward as published (*)(**)	1,616	10,489	12,102
Correction from accounting treatment	305	(305)	—
Tax losses carried forward as restated	1,921	10,181	12,102

(*)	preliminary unaudited consolidated financial statements issued on February 11, 2016.
(**)	included €620 million of tax losses carried forward in Germany available as of December 31, 2015 but that are lost in 2016 as a result of the change of control.

About Alcatel-Lucent

Alcatel-Lucent has joined Nokia following successful exchange of shares, creating an innovation leader in next-generation technology and services for an IP connected world.

Questions from Journalists or sponsorship inquiries can be sent to our press office: press.services@nokia.com.

Visit Nokia.com for more information.

FORWARD-LOOKING STATEMENTS

Except for historical information, all other information in this presentation consists of forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995, as amended. These forward looking statements include statements regarding the future financial and operating results of Alcatel-Lucent, such as for example the stated goal to “confirm the positive conclusion of the Shift Plan including revenues of Euro 14,275 million, an 8.3% year-over-year increase, an adjusted operating profit of Euro 1,029 million and positive Free Cash-Flow before transaction costs of Euro 660 million”. Words such as “will,” “expect,” “look to,” “anticipate,” “target,” “project,” “intend,” “guidance”, “maintain”, “plan,” “believe,” “estimate,” “aim,” “goal,” “outlook,” “momentum,” “continue,” “reach,” “confident in,” “objective,” “expansion”, “adoption”, “on track”, “turnaround”, variations of such words and similar expressions are intended to identify such forward-looking statements which are not statements of historical facts. These forward-looking statements are not guaranties of future performance and involve certain risks, uncertainties and assumptions that are difficult to assess, including broad worldwide trends not within our control, locally specific events that may have an impact on our overall activities, as well as the timing of closing and expected benefits from the contemplated combination with Nokia and the impact of each of such operation on sales and income. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements, in particular with regard to product demand and market trends being as expected (in particular for those where we have decided to focus our resources), our ability to diversify our customer base, reach the targeted levels of cash flow generation, achieve the planned fixed cost savings or achieving the expected discount rates for the lump-sum pension offer to US retirees, as well as close on certain operations, among which the announced combination with Nokia. Actual outcomes may also differ materially with regard to our projected combination with Nokia and achieving our Shift Plan goals such as headcount reduction and streamlining the organization, product mix and site rationalization, exit of unprofitable contracts and markets at a reasonable cost. These risks and uncertainties are also based upon a number of factors including, among others, our ability to realize the full value of our existing and future intellectual property portfolio in a complex technological environment (including defending ourselves in infringement suits and licensing on a profitable basis our patent portfolio), our ability to operate effectively in a highly competitive industry and to correctly identify and invest in the technologies that become commercially accepted, demand for our legacy products and the technologies we pioneer, the timing and volume of network roll-outs and/or product introductions, difficulties and/or delays in our ability to execute on our other strategic plans, our ability to efficiently co-source or outsource certain business processes and more generally control our costs and expenses, the risks inherent in long-term sales agreements, exposure to the credit risk of customers or foreign exchange fluctuations, reliance on a limited number of suppliers for the components we need as well as our ability to efficiently source components when demand increases, the social, political risks we may encounter in any region of our global operations, the costs and risks associated with pension and postretirement benefit obligations, our ability to

TRANSLATION FROM THE FRENCH FOR INFORMATION PURPOSES ONLY

avoid unexpected contributions to such plans, changes to existing regulations or technical standards, existing and future litigation, compliance with environmental, health and safety laws, our ability to procure financing for our operations at an affordable cost, and the impact of each of these factors on our results of operations and cash. For a more complete list and description of such risks and uncertainties, refer to Alcatel-Lucent’s Annual Report on Form 20-F for the year ended December 31, 2014, as well as other filings by Alcatel-Lucent with the US Securities and Exchange Commission, and in particular those concerning the planned combination with Nokia. Except as required under the US federal securities laws and the rules and regulations of the US Securities and Exchange Commission, Alcatel-Lucent disclaims any intention or obligation to update any forward-looking statements after the distribution of this presentation, whether as a result of new information, future events, developments, changes in assumptions or otherwise.

Alcatel-Lucent annouces the filing and availability of the 2015 ‘Document de Référence’ and the 2015 Annual Report on Form 20-F

Paris, April 29, 2016—Alcatel-Lucent announces that the 2015 Document de Référence and the 2015 Annual Report on Form 20-F have been filed with the French Autorité des marchés financiers (AMF) and the U.S. Securities and Exchange Commission (SEC) respectively.

These documents can be downloaded from our website at (http://www5.alcatel-lucent.com), Investors and Shareholders pages, Regulated Information page, as well as from the AMF website for the French 2015 Document de Référence (http://www.amf-france.org), and from the SEC website for the 2015 Annual Report on Form 20-F (http://www.sec.gov).

The information contained in the 2015 Annual Report on Form 20-F filed with the U.S. SEC, together with information contained in the Additional Information, both of which are in English, is equivalent to the information provided in French in the 2015 Document de Référence filed with the AMF. The French 2015 Document de Référence, as well as the Annual Report on Form 20-F, the latter together with the Additional Information, include:

•	The Annual Financial Report.

•	The Statutory Auditors’ Report on Alcatel-Lucent’s parent company and consolidated financial statements.

•	The Statutory Auditors’ Special Report on regulated agreements and commitments involving certain related parties.

•	The Report of the Chairman of the Board of directors concerning the conditions for preparing and organizing the work of the Board, internal control procedures and risk management.

•	The Statutory Auditors’ Report concerning the Report of the Chairman of the Board.

•	The information related to the Auditors’ fees.

•	The information required for the stock repurchase program.

In accordance with the French “Grenelle 2” legislation, a summary of the economic, environmental and social aspects of the company’s activities is included.

TRANSLATION FROM THE FRENCH FOR INFORMATION PURPOSES ONLY

Monthly information regarding the total number of voting rights and the total number of shares of the Company

Article L. 233-8-II of the Commercial Code and article 223-16 of General Regulation of the AMF

Information related to April 2016

Date: April 30, 2016

Total number of shares: 3,538,886,877

Total number of voting rights:

Total of theoretical voting rights: 3,541,644,521

Total of voting rights exercisable at shareholders’ meeting*: 3,541,644,521

*	Total of voting rights exercisable at shareholders’ meeting = total number of voting rights attached to the shares – shares held by the issuer or its subsidiaries without voting rights

TRANSLATION FROM THE FRENCH FOR INFORMATION PURPOSES ONLY

Alcatel-Lucent Reports Q1 2016 revenues

Paris, May 10, 2016 - Alcatel-Lucent reports revenues for Q1 2016 in the context of its combination with Nokia. Revenues for the quarter were Euro 3,017 million, a decrease of 7% compared to the year ago quarter.

From the first quarter 2016, Alcatel-Lucent has aligned its reporting structure with Nokia’s, under two reportable segments for the Networks business: (i) Ultra Broadband Networks comprising Mobile Networks and Fixed Networks business groups, (ii) IP Networks and Applications comprising IP/Optical Networks and Applications & Analytics business groups. Group Common and Other makes-up a third segment, composed of businesses run as separate operations (Alcatel Submarine Networks and RFS), Bell Labs operating expenses as well as certain corporate-level and centrally managed functions. For comparison purposes, Alcatel-Lucent has also recast its Q1 2015 and Q4 2015 revenues according to these reporting segments.

Key numbers for the first quarter 2016 (unaudited)

Total Networks	2,769	3,012	-8%	-8%	3,899	-29%	-29%
Ultra Broadband Networks	1,588	1,892	-16%	-16%	2,307	-31%	-31%
Mobile Networks	992	1,386	-28%	-29%	1,641	-40%	-39%
Fixed Networks	596	506	18%	19%	666	-11%	-10%
IP Networks and Applications	1,181	1,120	5%	6%	1,592	-26%	-25%
IP/Optical Networks	991	914	8%	9%	1,297	-24%	-23%
Applications & Analytics	190	206	-8%	-7%	295	-35%	-35%
Common Group and Other*	248	223	11%	1%	262	-5%	-3%

Total Group revenues	3,017	3,235	-7%	-7%	4,161	-27%	-27%

*	including Technologies

Commenting on the first quarter, Philippe Camus, Chairman and CEO of Alcatel-Lucent, said: “Following the strength experienced in Q4 2015, and in the context of the integration with Nokia, Alcatel-Lucent delivered a respectable performance in Q1 2016. In a challenging wireless infrastructure market, we believe Q1 decline in Mobile Networks primarily reflected the timing of projects, which was affected by the focus placed on quickly aligning future portfolio roadmaps with top customers, rather than a loss of footprint. From this perspective, we are encouraged by the progress achieved thus far, and we are confident that the integration process is moving forward according to plan.”

HIGHLIGHTS OF Q1 2016

Revenues highlights

1-	On a Group level, revenues in Q1 2016 totaled Euro 3,017 million, a decrease of 7% year-over-year both at actual and constant currencies.

2-

Networks revenues totaled Euro 2,769 million, a decrease of 8% year-over-year both at actual and constant currencies. Within Networks, growth in IP Networks and Applications was more than offset by the decline in Ultra Broadband Networks.

TRANSLATION FROM THE FRENCH FOR INFORMATION PURPOSES ONLY

3-

Ultra Broadband Networks revenues were Euro 1,588 million in Q1 2016, a 16% decline year-over-year both at actual and constant currencies. This decline was primarily driven by Mobile Networks, which experienced lower levels of activity notably with certain North American customers. Fixed Networks posted solid double digit growth led by continued positive trends in vectoring.

4-

IP Networks and Applications revenues were Euro 1,181 million in Q1 2016, growing 5% year-over-year at actual rates and 6% at constant currencies. Growth in IP Networks and Applications was driven by strength in the IP/Optical Networks business, itself reflecting growth in both Optical Networks and to a lesser extent IP Routing. Applications & Analytics decreased year-on-year primarily due to the timing of projects, as well as the absence of net sales related to a large implementation, which was completed in the first quarter 2015.

5-

Group Common and Other revenues totaled Euro 248 million, increasing by 11% year-over-year at actual rates and by 1% at constant currencies, reflecting growth in Alcatel Submarine Networks offset by a decline in RFS.

Key Events

6-

Qualcomm notified the Group that they were exercising their right to terminate one of the two license agreements (that were signed on April 1, 2015) with immediate effect upon the closing of the Nokia Offer. Pursuant to the license agreement, Qualcomm had the right to terminate the license agreement upon a change of control. The termination resulted in the acceleration of all remaining unpaid quarterly royalty payments of Euro 274 million in the first quarter. The full carrying amount of the patent rights recognized in “other intangible assets” has been impaired for Euro 288 million in the first quarter.

7-	Alcatel-Lucent terminated the Euro 504 million revolving credit facility entered into on December 17, 2013 with a syndicate of twelve international banks, which had remained undrawn.

8-	Alcatel-Lucent repaid the Euro 190 million remaining outstanding under its 8.50% Senior Notes, on the maturity date of these notes.

9-

In connection with the success of the initial Nokia Offer, Alcatel-Lucent USA Inc. exercised its option to redeem early in full the entire outstanding $700 million principal amount of its 6.750% Senior Notes due 2020, the entire outstanding $500 million principal amount of its 8.875% Senior Notes due 2020 and the entire outstanding $650 million principal amount of its 4.625% Senior Notes due 2017, in accordance with the terms of the Notes and of the respective Indentures.

10-

Nokia and Alcatel Lucent USA Inc. entered into a US$ 2 billion Revolving Liquidity Support Facility, divided in the following three tranches: Facility A, for US$ 686 million, with a maturity date of June 30, 2017; Facility B for US$ 546 million, with a maturity date of December 31, 2019; and Facility C, for US$ 768 million, with a maturity date of November 15, 2020. This Facility was available for the financing of the redemption of 2017 and 2020 Senior Notes, and is also available for the general purposes of the Alcatel Lucent Group. This Revolving Liquidity Support Facility has been fully drawn.

11-

Nokia Corporation and Alcatel-Lucent Participations entered into a Euro 1 billion Revolving Credit Facility for a two-year term. This Revolving Credit Facility is available for the general purposes of Alcatel-Lucent Participations. To-date, Euro 250 million of this Revolving Credit Facility has been drawn.

12-

In accordance with Nokia’s Capital Structure Optimization Program announced in October 2015, the planned reduction in the sale of receivables of approximately Euro 1 billion was completed in Q1 2016. This was fully compensated from a liquidity standpoint by the Euro 1 billion Revolving Credit Facility provided by Nokia, the terms of which translate in a net reduction in financial expenses for Alcatel-Lucent.

13-

Following the announcement by the AMF of the results of the reopened Nokia Offer, and the conversion by Nokia of all the OCEANE 2018 it held less than 15% of the OCEANE 2018 initially issued remained outstanding. Consequently, and pursuant to the prospectus of the 2018 OCEANE, Alcatel-Lucent informed the holders of OCEANE 2018 that the Group would redeem at par plus accrued and unpaid interest all of the outstanding OCEANE 2018. The redemption was completed on March 21, 2016.

14-

Subsequent to the Nokia Offer, Alcatel-Lucent Board of Directors resolved to terminate its ADS program. Notice of the termination of the ADS program was provided by JPMorgan Chase Bank N.A. to holders of ADSs evidenced by the Alcatel Lucent ADRs on January 26, 2016. The deposit agreement terminated on February 24, 2016. The option for holders of ADRs representing ADSs to surrender their ADRs to the Depositary in exchange for Alcatel-Lucent ordinary shares expired on April 25, 2016.

TRANSLATION FROM THE FRENCH FOR INFORMATION PURPOSES ONLY

15-

Following the acquisition of a majority of the shares in Alcatel-Lucent by Nokia, Alcatel-Lucent is implementing its integration plan with Nokia, which includes product portfolio decisions and the application of the Master Services Agreement between Nokia and Alcatel-Lucent. The combination will reduce the uncertainty in Alcatel-Lucent’s Wireless business, especially on the scale and capacity of Alcatel-Lucent to market 5G solutions, as well as serve its large customers in the United States. As a result, the Group is in the process of assessing the impact on tax attributes carried forward and the recoverability of significant tax losses. Alcatel-Lucent expects the assessment to be completed and reflected in its accounts for the first six months of 2016, ended June 30, 2016.

GEOGRAPHICAL INFORMATION

From the first quarter 2016, Alcatel-Lucent has aligned its geographic reporting structure with Nokia’s, under six regions: Asia-Pacific, Europe, Greater China, Latin America, Middle East & Africa and North America. For comparison purposes, Alcatel-Lucent has also recast its Q1 2015 and Q4 2015 revenues according to this geographical structure.

Asia-Pacific	358	311	15%	425	-16%
Europe	754	738	2%	971	-22%
Greater China	197	275	-28%	477	-59%
Latin America	184	131	40%	327	-44%
Middle East & Africa	171	217	-21%	242	-29%
North America	1,353	1,563	-13%	1,719	-21%

Total group revenues	3,017	3,235	-7%	4,161	-27%

On a geographical basis, North America revenues declined 13% year-over-year to Euro 1,353 million, impacted by lower levels of activity with certain customers, notably within Mobile Networks. Asia-Pacific revenues totaled Euro 358 million, an increase of 15% year-over-year. Europe revenues were Euro 754 million, representing a 2% increase year-over-year. Revenues in Greater China totaled Euro 197 million, a decrease of 28% compared to the year-ago period.

**************************************

Notes

The Board of Directors of Alcatel-Lucent met on May 7, 2016, examined the Group’s unaudited consolidated financial statements at March 31, 2016.

Upcoming events

June 21: AGM

August 4: Second quarter results

TRANSLATION FROM THE FRENCH FOR INFORMATION PURPOSES ONLY

About Alcatel-Lucent

Alcatel-Lucent has joined Nokia following successful exchange of shares, creating an innovation leader in next-generation technology and services for an IP connected world.

Questions from Journalists or sponsorship inquiries can be sent to our press office:

press.services@nokia.com.

Visit Nokia.com for more information.

FORWARD-LOOKING STATEMENTS

Except for historical information, all other information in this presentation consists of forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995, as amended. These forward looking statements include statements regarding the future financial and operating results of Alcatel-Lucent. Words such as “will,” “expect,” “look to,” “anticipate,” “target,” “project,” “intend,” “guidance”, “maintain”, “plan,” “believe,” “estimate,” “aim,” “goal,” “outlook,” “momentum,” “continue,” “reach,” “confident in,” “objective,” “expansion”, “adoption”, “on track”, “turnaround”, variations of such words and similar expressions are intended to identify such forward-looking statements which are not statements of historical facts. These forward-looking statements are not guaranties of future performance and involve certain risks, uncertainties and assumptions that are difficult to assess, including broad worldwide trends not within our control, locally specific events that may have an impact on our overall activities, as well as the timing of closing and expected benefits from the contemplated combination with Nokia and the impact of each of such operation on sales and income. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements, in particular with regard to product demand and market trends being as expected (in particular for those where we have decided to focus our resources), our ability to diversify our customer base, reach the targeted levels of cash flow generation, achieve the planned fixed cost savings. Actual outcomes may also differ materially, particularly in light of our acquisition by Nokia and the resulting impact it will have on our headcount, organization, product mix, site rationalization, contracts and markets. These risks and uncertainties are also based upon a number of factors including, among others, our ability to realize the full value of our existing and future intellectual property portfolio in a complex technological environment (including defending ourselves in infringement suits and licensing on a profitable basis our patent portfolio), our ability to operate effectively in a highly competitive industry and to correctly identify and invest in the technologies that become commercially accepted, demand for our legacy products and the technologies we pioneer, the timing and volume of network roll-outs and/or product introductions, difficulties and/or delays in our ability to execute on our other strategic plans, our ability to control our costs and expenses, the risks inherent in long-term sales agreements, exposure to the credit risk of customers or foreign exchange fluctuations, reliance on a limited number of suppliers for the components we need as well as our ability to efficiently source components when demand increases, the social, political risks we may encounter in any region of our global operations, the costs and risks associated with pension and postretirement benefit obligations, our ability to avoid unexpected contributions to such plans, changes to existing regulations or technical standards, existing and future litigation, compliance with environmental, health and safety laws, our ability to procure financing for our operations at an affordable cost, and the impact of each of these factors on our results of operations and cash. For a more complete list and description of such risks and uncertainties, refer to Alcatel-Lucent’s Annual Report on Form 20-F for the year ended December 31, 2015, as well as other filings by Alcatel-Lucent with the US Securities and Exchange Commission, and in particular those concerning the planned combination with Nokia. Except as required under the US federal securities laws and the rules and regulations of the US Securities and Exchange Commission, Alcatel-Lucent disclaims any intention or obligation to update any forward-looking statements after the distribution of this presentation, whether as a result of new information, future events, developments, changes in assumptions or otherwise.

Information concerning the availability of all the explanatory documentation to the Combined Shareholders’ Meeting to be held on June 21, 2016

Paris, May 27, 2016 - Alcatel Lucent informs its shareholders that the Combined Shareholders’ Meeting will be held on the Alcatel-Lucent site of Villarceaux, Route de Villejust – 91620 Nozay, France, on Tuesday, June 21, 2016 at 2:30 pm (Paris time).

The formal notice to shareholders (Avis de convocation) published on May 27, 2016 in the French official bulletin of legal notices (BALO) includes the agenda and the draft of all resolutions and explains how to participate and vote at this meeting.

Documents relating to this Meeting are available in the “Annual General Meeting 2016” page of the “Investors and Shareholders” section on the Alcatel Lucent’s website (www5.alcatel-lucent.com) and, in particular, the Notice of meeting including the report of the Board of directors on resolutions.

Other documents and information according to articles R. 225-73-1, R. 225-81 and R. 225-83 of the French Commercial Code are available or made available for the shareholders under legal and regulatory conditions.

TRANSLATION FROM THE FRENCH FOR INFORMATION PURPOSES ONLY

Monthly information regarding the total number of voting rights and the total number of shares of the Company

Article L. 233-8-II of the Commercial Code and article 223-16 of General Regulation of the AMF

Information related to May 2016

Date: May 31, 2016

Total number of shares: 3, 539, 092, 477

Total number of voting rights:

Total of theoretical voting rights: 3, 541, 820, 307

Total of voting rights exercisable at shareholders’ meeting*: 3, 541, 820, 307

*	Total of voting rights exercisable at shareholders’ meeting = total number of voting rights attached to the shares – shares held by the issuer or its subsidiaries without voting rights

TRANSLATION FROM THE FRENCH FOR INFORMATION PURPOSES ONLY

Compensation of New Chairman of the Board of Directors, Mr. Marc Rouanne, and New Chief Executive Officer, Mr. Olivier Durand

Paris, France, June 21, 2016—In accordance with the provisions of the AFEP-MEDEF Corporate Governance Code, Alcatel-Lucent is publishing below information relating to the appointment and compensation of Mr. Marc Rouanne as Chairman of Alcatel-Lucent’s Board of Directors and of Mr. Olivier Durand as Chief Executive Officer (Directeur Général) of Alcatel-Lucent.

Acting upon the recommendations of the Corporate Governance & Nominating Committee, the Alcatel-Lucent Board of Directors, at its meeting held on June 21, 2016, resolved to appoint Mr. Marc Rouanne to the office of Chairman of the Board of Directors, and Mr. Olivier Durand to the office of Chief Executive Officer, with effect as of June 21, 2016.

As Chairman of the Board of Directors, Mr. Marc Rouanne will be responsible for organizing and leading the work of the Board of Directors. The duration of his office as director will end with the General Shareholders’ Meeting convened to vote on the accounts for the financial year ending on December 31, 2018.

Acting upon the recommendation of the Compensation Committee and in agreement with Mr. Marc Rouanne, who remains Chief Innovation and Operating Officer of Nokia Corporation, the Board of Directors decided that he will not receive any compensation, including any attendance fees, any long term incentive compensation or any severance payment in respect of his office as Chairman of the Board of Directors.

Acting upon the recommendation of the Compensation Committee, the Board of Directors set Mr. Durand’s compensation at a fixed gross annual amount of EUR 900,000, which will be paid pro rata temporis for the period of his office as Chief Executive Officer. Mr. Olivier Durand will not receive any variable compensation, nor any long term incentive compensation in relation to his position as Chief Executive Officer.

As contemplated under Article 22 of the AFEP-MEDEF Corporate Governance Code and as further detailed in the HCGE Application guide to such Code as last edited in November 2015, the Compensation Committee proposed that Mr. Olivier Durand’s current employment contract as Group Chief Financial Officer be suspended as of June 21, 2016. The Committee and the Board of Directors recommended and decided, respectively, that such suspension be based on the following criteria:

•	Mr. Olivier Durand’s longevity of over 18 years within the Alcatel-Lucent Group,

•	the announcement by Nokia of its intention to file a public buy-out offer during the third quarter of 2016, to be followed by a squeeze-out and delisting of Alcatel-Lucent securities.

Mr. Durand will not be entitled to any severance payment in relation to the end of his term of office as Chief Executive Officer and will not benefit from any rights pursuant to the private pension plan (Auxad) during the time of his office as Chief Executive Officer of the Company.

The Board of Directors also acknowledged that in the context of the end of the term of office of Mr. Philippe Camus as Chairman and Chief Executive Officer of the Company, effective as of June 21, 2016, no benefits and in particular no severance payment will be paid with respect to his office as Chairman of the Board of Directors and Chief Executive Officer of Alcatel Lucent.

TRANSLATION FROM THE FRENCH FOR INFORMATION PURPOSES ONLY

Alcatel-Lucent: results of Shareholders’ meeting of June 21, 2016

Paris, June 21, 2016 – Alcatel-Lucent held its General Shareholders’ Meeting in Villarceaux (Nozay), France today. Shareholders present or represented, holding an aggregate of 3.357.810.237 shares representing a quorum of 94,87%, voted all of the resolutions placed on the agenda of the Ordinary and Extraordinary Shareholders’ Meeting, other than the 16th resolution which involves a related party transaction between Alcatel Lucent and Nokia and therefore requires that the shares held by Nokia being excluded from the calculation of the quorum.

The General Meeting approved, inter alia:

•

The annual financial statements for the financial year ended December 31, 2015 and the consolidated financial statements, as well as the allocation to the retained earnings account of the results for the financial year ended December 31, 2015;

•	The ratification of the cooptation of Mr. Risto Siilasmaa, Mr. Rajeev Suri, Mr. Timo Ihamuotila, Mr. Samih Elhage and Ms. Maria Varsellona as directors of the company;

•	The appointment of Mr. Marc Rouanne as a director of the company;

•	The renewal of the term of office of Ms. Carla Cico as a director of the company;

•	The appointments of Mr. Gilles Le Dissez and Mr. Laurent du Mouza as board observers (censeurs).

The Board of Directors acknowledged the expiration of the term of Mr. Philippe Camus as Chairman and Chief Executive Officer of the Company, with effect as of June 21, 2016 and decided to split the positions of Chairman of the Board and Chief Executive Officer. Upon the recommendation of the Corporate Governance and Nominating Committee, the Board of Directors proposed to appoint, as of June 21, 2016, Mr. Marc Rouanne as Chairman of the Board of Directors and Mr. Olivier Durand as Chief Executive Officer of the Company.

In addition, the Board of Directors acknowledged the lack of quorum regarding the 16th resolution and decided to submit such resolution to the vote of the shareholders at a subsequent meeting.

The presentations at the General Meeting will be available as of this evening on Alcatel Lucent’s website at http://www.alcatel-lucent.fr/investors

TRANSLATION FROM THE FRENCH FOR INFORMATION PURPOSES ONLY

Monthly information regarding the total number of voting rights and the total number of shares of the Company

Article L. 233-8-II of the Commercial Code and article 223-16 of General Regulation of the AMF

Information related to June 2016

Date: June 30, 2016

Total number of shares: 3, 539, 176, 163

Total number of voting rights:

Total of theoretical voting rights: 3, 541, 856, 831

Total of voting rights exercisable at shareholders’ meeting*: 3, 541, 856, 831

*	Total of voting rights exercisable at shareholders’ meeting = total number of voting rights attached to the shares – shares held by the issuer or its subsidiaries without voting rights

TRANSLATION FROM THE FRENCH FOR INFORMATION PURPOSES ONLY

Alcatel-Lucent Reports Q2 2016 revenues and H1 2016 results

Key numbers for the second quarter of 2016 and the first half of 2016 (unaudited)

Revenues	3,079	3,450	-11	%/-9%*	3,017	2%/2%*
o/w Ultra Broadband Networks	1,639	1,865	-12	%/-11%*	1,588	3%/3%*
o/w IP Networks and Applications	1,159	1,304	-11	%/-8%*	1,181	-2%/-1%*

*	At constant rate

Revenues	6,096	6,685	-9%/-8%*
o/w Ultra Broadband Networks	3,227	3,757	-14%/-14%*
o/w IP Networks and Applications	2,340	2,424	-3%/-2%*
Gross profit	2,154	2,321	(167)
in % of revenues	35.3%	34.7%	60 bps
Adjusted operating income	157	257	(100)
in % of revenues	2.6%	3.8%	-120 bps
Net income (loss) (Group share)	1,321	(145)	1,466
Reported EPS diluted (in Euro)	0.37	(0.05)	Nm
Free cash flow	(2,073)	(267)	(1,806)

*	At constant rate

Paris, August 4, 2016 - Alcatel-Lucent reports its revenues for Q2 2016 and results for the first half of 2016. Olivier Durand, Chief Executive Officer of Alcatel-Lucent, comments: “While our first half 2016 results were impacted by a challenging wireless infrastructure market, Alcatel-Lucent’s operating profitability remained solid, with continued progress on gross margin and costs. Free cash flow in the first half of 2016 reflects mainly the implementation of the combined new Nokia’s capital structure optimization program as well as a number of one-time items linked to the change of control. The integration with Nokia continues at a fast pace, all decisions have been made on product portfolio roadmaps and synergy implementation has been launched. In the second quarter of 2016, Alcatel-Lucent and Nokia reached an important milestone, as Nokia surpassed 95% ownership of Alcatel-Lucent. The transaction will be finalized via a public exchange offer in cash followed by the squeeze-out of our remaining shares and OCEANEs in cash.”

HIGHLIGHTS OF JANUARY - JUNE 2016

•	Group revenues were Euro 6,096 million in the first half of 2016, a 9% decrease compared to the year-ago period. On a constant currency basis, revenues would have decreased 8% year-over-year.

•

Gross margins were 35.3% in the first half of 2016, compared to 34.7% in the year-ago period. This improvement was driven by the positive evolution of costs and favorable mix, which more than compensated the adverse impact from certain integration projects. Excluding this negative impact, gross margins would have been approximately 35.9%.

TRANSLATION FROM THE FRENCH FOR INFORMATION PURPOSES ONLY

•

Operating margins of 2.6%, declined by 120 bps year-over-year compared to the same period last year, driven mostly by the decline in overall revenues. Excluding the above-mentioned adverse impact, operating margins would have been approximately 3.1%.

•

Reported net income (Group share) was Euro 1,321 million or Euro 0.37 per diluted share in the first half of 2016, compared to a reported net loss (Group share) of Euro (145) million or Euro (0.05) per share in the year-ago period. The positive results in the first half of 2016 were primarily attributable to the activation of some deferred tax assets, for Euro 2.4 billion, which was partially offset by impairment charges of Euro 489 million related to the early termination of one of our licensing agreements with Qualcomm and the reassessment of the valuation of our legacy brands.

•

Free cash flow of Euro (2,073) million in the first half of 2016 mainly reflects the implementation of the combined new Nokia’s capital structure optimization program, in particular the reductions in the sale of receivables and the fees related to the accelerated repayment of our high yield bonds as Nokia now provides credit facilities to Alcatel-Lucent. The implementation of capital structure optimization program will reduce running costs related to financing activities. The free cash flow was also negatively impacted by other elements, the primarly one being the early termination of a license agreement with Qualcomm, which exercised a change of control clause. Excluding these items, free cash flow for the first half of 2016 would have been approximately Euro (270) million, a level comparable to the first half of last year.

HIGHLIGHTS OF Q2 2016

Revenue highlights

Total Networks	2,798	3,169	-12%	-10%	2,769	1%	1%
Ultra Broadband Networks	1,639	1,865	-12%	-11%	1,588	3%	3%
Mobile Networks	1,033	1,318	-22%	-21%	992	4%	3%
Fixed Networks	606	547	11%	14%	596	2%	2%
IP Networks and Applications	1,159	1,304	-11%	-8%	1,181	-2%	-1%
IP/Optical Networks	995	1,073	-7%	-4%	991	1%	2%
Applications & Analytics	164	231	-29%	-27%	190	-14%	-13%
Common Group and Other(1)	281	281	0%	-3%	248	13%	14%

Total Group revenues	3,079	3,450	-11%	-9%	3,017	2%	2%

(1)	After elimination of inter-segment revenues

•

On a Group level, revenues in Q2 2016 totaled Euro 3,079 million, a decrease of 11% year-over-year and an increase of 2% sequentially at actual rates. On a constant currency basis, revenues would have decreased 9% year-over-year and increased 2% sequentially.

•

Networks revenues totaled Euro 2,798 million, a decrease of 12% year-over-year and a 1% increase sequentially. On a constant currency basis, revenues would have decreased 10% year-over-year and increased 1% sequentially.

•

Ultra Broadband Networks revenues totaled Euro 1,639 million in Q2 2016, a decrease of 12% year-over-year and a 3% increase sequentially. On a constant currency basis, revenues would have decreased 11% year-over-year and increased 3% sequentially. The year-over-year decrease was primarily driven by Mobile Networks, partially offset by growth in Fixed Networks.

•	The decrease in Mobile Networks was primarily attributable to lower levels of activity across regions, particularly North America and Greater China.

•

The increase in Fixed Networks was primarily due to broadband access and digital home, partially offset by a decrease in services. Fixed Networks benefitted from large projects with certain customers in Australia and Mexico, as well as continued momentum in digital home in North America.

•

IP Networks and Applications revenues were Euro 1,159 million in Q2 2016, a decrease of 11% year-over-year and 2% sequentially. On a constant currency basis, revenues would have decreased 8% year-over and 1% sequentially. The year-over-year decrease was driven by both IP/Optical Networks and Applications & Analytics.

TRANSLATION FROM THE FRENCH FOR INFORMATION PURPOSES ONLY

•

Within IP/Optical Networks, revenues declined in both IP routing and optical networks, against a strong comparison in the year-ago quarter. In the second quarter 2016, IP routing decreased in North America due to lower spending with Tier 1 customers, partially offset by higher spending by Tier 1 customers in Greater China and Asia-Pacific. Optical networks faced a strong comparison base in the year-ago quarter, as revenues were adversely affected by the timing of projects, primarily in Middle East & Africa.

•	The decrease in Applications & Analytics net sales was due to declines across all business lines, primarily due to the timing of large projects in North America.

•

Group Common and Other revenues totaled Euro 281 million, flat year-over-year and an increase of 13% sequentially. On a constant currency basis, revenues would have decreased 3% and increased 14% sequentially.

Geographical revenue highlights

From the first quarter 2016, Alcatel-Lucent has aligned its geographic reporting structure with Nokia’s, under six regions: Asia-Pacific, Europe, Greater China, Latin America, Middle East & Africa and North America. For comparison purposes, Alcatel-Lucent has also recast its Q2 2015 revenues according to this geographical structure.

Asia-Pacific	362	304	19%	358	1%
Europe	767	830	-8%	754	2%
Greater China	281	339	-17%	197	43%
Latin America	202	196	3%	184	10%
Middle East & Africa	149	249	-40%	171	-13%
North America	1,318	1,532	-14%	1,353	-3%

Total group revenues	3,079	3,450	-11%	3,017	2%

From a geographic perspective, North America revenues declined 14% year-over-year to Euro 1,318 million, primarily due to Mobile Networks. Revenues in Greater China totaled Euro 281 million, a decrease of 17% compared to the year-ago period, also primarily due to Mobile Networks. Middle East and Africa revenues totaled Euro 149 million, a decline of 40% year-over-year, driven by strong optical networks revenues in the year-ago quarter. Asia-Pacific revenues totaled Euro 362 million, an increase of 19% year-over-year, driven by Fixed Networks. Europe revenues were Euro 767 million, representing a 8% decrease year-over-year. Latin America revenues were Euro 202 million, representing a 3% year-over-year increase.

Key Events in Q2 2016

•	As synergy actions related to the integration with Nokia have been launched, Alcatel-Lucent recognized Euro 375 million of restructuring costs in the first half of 2016.

•

In the first half of 2016, we recorded impairment charges of Euro 489 million related to the termination of one of our licensing agreements with Qualcomm, as well as a charge related to the reassessment of the valuation of our legacy brands in the context of the integration and utilization of Nokia as the main brand of the combined company.

•

As part of the periodic re-assessment of the recoverability of our deferred tax assets, we have revised our projections of taxable results in certain jurisdictions used in the recovery assessment as of June 30, 2016 to take into account the effects of the combination with Nokia. With the decisions regarding product portfolio being taken and the actions regarding synergies being launched, Alcatel-Lucent disposes of an enhanced visibility compared to the uncertainties which notably concerned the Mobile Networks activity of the Group in the past, given its limitation in terms of scale and capacity in the coming 5G technology cycle. It has been considered probable that taxable results will be generated beyond the 5 year horizon retained in 2015 for the recognition of our deferred tax assets. This resulted in the recognition, in the

TRANSLATION FROM THE FRENCH FOR INFORMATION PURPOSES ONLY

second quarter of 2016, of additional deferred tax assets for Euro 2.4 billion, out of which Euro 1.9 billion by our North American subsidiary Alcatel-Lucent USA Inc. This change does not impact the overall amount of available tax losses carried forwards (NOLs) of approximately Euro 11 billion.

•

At June 30, 2016, the Group’s overall Pensions and OPEB exposure indicated a deficit of Euro (1,333) million compared to a deficit of Euro (1,271) million at December 31, 2015. The wider deficit primarily reflects the adverse effects from the decrease in discount rates in the period, mostly offset by positive performance in plan assets.

•

On August 1, 2016, we acquired Gainspeed, to expand the portfolio of our Fixed Networks business group. Gainspeed is a US-based start-up specializing in Distributed Access Architecture solutions for the cable industry via its Virtual Converged Cable Access Platform product line.

•

On June 16, 2016, Nokia announced that following private transactions, it will own 95.33% of the share capital and 95.26% of the voting rights of Alcatel-Lucent, corresponding to 95.16% of the Alcatel-Lucent shares on a fully diluted basis. Nokia intends to file with the French financial market authority (the “AMF”) a public buy-out offer in cash of the remaining Alcatel-Lucent shares and OCEANEs during the third quarter of 2016, which will be followed by a squeeze-out in cash, in accordance with the General Regulation of the AMF. The buy-out offer will be subject to the review and clearance of the AMF.

FIRST HALF 2016 RESULTS

ULTRA BROADBAND NETWORKS

Ultra Broadband Networks
Revenues	3,227	3,757	-14%	-14%
Mobile Networks	2,025	2,704	-25%	-25%
Fixed Networks	1,202	1,053	14%	16%
Gross profit	1,107	1,203	(96)
in % of revenues	34.3%	32.0%	228 bps
Adjusted Operating Income	168	143	25
in % of revenues	5.2%	3.8%	140 bps

•

Ultra Broadband Networks revenues totaled Euro 3,227 million in the first half of 2016, a decrease of 14% compared to the year-ago period. On a constant currency basis, revenues would have also decreased 14% year-over-year. Within Ultra Broadband Networks, Mobile Networks revenues decreased 25% year-over-year both at actual rates and at constant currencies, while Fixed Networks revenues increased 14% year-over-year at actual rates and 16% at constant currencies.

•	Mobile Networks was impacted by a challenging wireless infrastructure market as well as the overall lower levels of activity across regions, particularly North America and Greater China.

•	Fixed Networks was driven by strength in broadband access and digital home, which benefited from large projects with customers in Australia and Mexico.

•

Ultra Broadband Networks gross margins were 34.3% in the first half of 2016, compared to 32.0% in the year-ago period. Operating profits in the first half were Euro 168 million, or 5.2% of revenues, compared to Euro 143 million or 3.8% of revenues in the year-ago period. Overall profitability improved due to favorable mix and fixed cost reductions, in addition to strong performance in Fixed Networks.

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IP NETWORKS AND APPLICATIONS

IP Networks and Applications
Revenues	2,340	2,424	-3%	-2%
IP/Optical Networks	1,986	1,987	0%	2%
Applications & Analytics	354	437	-19%	-18%
Gross profit	943	1,008	(65)
in % of revenues	40.3%	41.6%	-128 bps
Adjusted Operating Income	93	197	(104)
in % of revenues	4.0%	8.1%	-417 bps

•

IP Networks and Applications revenues totaled Euro 2,340 million in the first half of 2016, a decrease of 3% compared to the year-ago period. On a constant currency basis, revenues would have decreased 2% year-over-year. Within IP Networks and Applications, IP/Optical Networks revenues were flat year-over-year at actual rates and increased 2% at constant currencies, while Applications & Analytics revenues decreased 19% year-over-year at actual rates and 18% at constant currencies.

•	Within IP/Optical Networks, a growing optical networks business was partially offset by flat performance in IP routing, despite both businesses having a tough comparison in the year-ago period.

•	Application & Analytics revenues reflected declines across business lines, primarily due to the timing of large projects in North America.

•

IP Networks and Applications gross margins were 40.3% in the first half of 2016, compared to 41.6% in the year-ago period. Operating profits in the first half were Euro 93 million, or 4.0% of revenues, compared to Euro 197 million or 8.1% of revenues in the year-ago period. The overall decline in IP Networks and Applications profitability was primarily related to Applications & Analytics, and to a lesser extent, IP/Optical Networks.

TRANSLATION FROM THE FRENCH FOR INFORMATION PURPOSES ONLY

P&L HIGHLIGHTS

Revenues	6,096	6,685	-9	%/-8%*
Cost of sales	(3,942)	(4,364)	422
Gross profit	2,154	2,321	(167)
in % of revenues	35.3%	34.7%	60 bps
SG&A expenses	(778)	(864)	-10%
R&D costs	(1,219)	(1,200)	2%
Adjusted operating income	157	257	(100)
in % of revenues	2.6%	3.8%	-120 bps
Restructuring costs	(375)	(191)	(184)
Litigations	—	(19)	19
Gain/(loss) on disposal of consolidated entities & transaction costs	—	(1)	1
Transaction-related costs	(78)	(7)	(71)
Impairment of assets	(489)	—	(489)
Post-retirement benefit plan amendment	—	(1)	1
Financial expense	(242)	(142)	(100)
Share in net income of equity affiliates	1	1	—
Income/(loss) tax benefit	2,347	(25)	2,372
Income/(loss) from discontinued activities	1	(14)	15
Adjusted net income (loss) (Group share)	1,338	(132)	1,470
Non-controlling interests	(16)	(10)	(6)
Adjusted EPS diluted (in Euro)	0.37	(0.05)	Nm
Number of diluted shares (million)	3,564.0	2,787.5	Nm

CASH FLOW STATEMENT HIGHLIGHTS

Adjusted operating income	157	257
Change in operating WCR	(1,044)	(93)
Depreciation & Amort and other adjustments	(322)	204
Operating Cash Flow	(1,209)	368
Interest	(88)	(92)
Income tax (expense)	(48)	(47)
Pension funding & retiree benefit cash outlays	(57)	(48)
Restructuring cash outlays	(186)	(205)
Capital expenditures (incl. R&D cap.)	(485)	(259)
Disposal of Intellectual Property	—	16
Free Cash Flow	(2,073)	(267)

•

Free cash flow of Euro (2,073) million in the first half of 2016 mainly reflects the implementation of the combined new Nokia’s capital structure optimization program, in particular the reductions in the sale of receivables and the fees related to the accelerated repayment of our high yield bonds as Nokia now provides credit facilities to Alcatel-Lucent. The implementation of capital structure optimization program will reduce running costs related to financing activities. The free cash flow was also negatively impacted by other elements, the primary one being the early termination of a license agreement with Qualcomm, which exercised a change of control clause. Excluding these items, free cash flow for the first half of 2016 would have been approximately Euro (270) million, a level comparable to the first half of last year.

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BALANCE SHEET HIGHLIGHTS

Total non-current assets	13,300	12,191
Goodwill & intangible assets, net	4,045	4,650
Prepaid pension costs	3,089	2,935
Other non-current assets	6,166	4,606
Total current assets	9,900	11,592
OWC assets	4,436	4,180
Other current assets	1,138	881
Marketable securities, cash & cash equivalents	4,326	6,531

Total assets	23,200	23,783

Total equity	7,237	5,180
Attributable to the equity owners of the parent	6,393	4,276
Non controlling interests	844	904
Total non-current liabilities	8,471	10,645
Pensions and other post-retirement benefits	4,791	4,506
Long term debt	3,160	4,632
Other non-current liabilities	520	1,507
Total current liabilities	7,492	7,958
Provisions	1,367	1,139
Short term debt	1,107	579
OWC liabilities	3,578	4,372
Other current liabilities	1,440	1,868

Total liabilities and shareholder’s equity	23,200	23,783

**************************************

Notes

The Board of Directors of Alcatel-Lucent met on August 1, 2016 and examined the Group’s unaudited consolidated financial statements at June 30, 2016.

Click here to see the financial statements.

About Alcatel-Lucent

Alcatel-Lucent has joined Nokia following successful exchange of shares, creating an innovation leader in next-generation technology and services for an IP connected world.

Questions from Journalists or sponsorship inquiries can be sent to our press office:

press.services@nokia.com.

VISIT NOKIA.COM FOR MORE INFORMATION.

TRANSLATION FROM THE FRENCH FOR INFORMATION PURPOSES ONLY

FORWARD-LOOKING STATEMENTS

Except for historical information, all other information in this presentation consists of forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995, as amended. These forward looking statements include statements regarding the future financial and operating results of Alcatel-Lucent. Words such as “will,” “expect,” “look to,” “anticipate,” “target,” “project,” “intend,” “guidance”, “maintain”, “plan,” “believe,” “estimate,” “aim,” “goal,” “outlook,” “momentum,” “continue,” “reach,” “confident in,” “objective,” “expansion”, “adoption”, “on track”, “turnaround”, variations of such words and similar expressions are intended to identify such forward-looking statements which are not statements of historical facts. These forward-looking statements are not guaranties of future performance and involve certain risks, uncertainties and assumptions that are difficult to assess, including broad worldwide trends not within our control, locally specific events that may have an impact on our overall activities, as well as the expected benefits from the combination with Nokia and the impact of each of such operation on sales and income. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements, in particular with regard to product demand and market trends being as expected (in particular for those where we have decided to focus our resources), our ability to diversify our customer base, reach the targeted levels of cash flow generation, achieve the planned fixed cost savings. Actual outcomes may also differ materially, particularly in light of our acquisition by Nokia and the resulting impact it will have on our headcount, organization, product mix, site rationalization, contracts and markets. These risks and uncertainties are also based upon a number of factors including, among others, our ability to realize the full value of our existing and future intellectual property portfolio in a complex technological environment (including defending ourselves in infringement suits and licensing on a profitable basis our patent portfolio), our ability to operate effectively in a highly competitive industry and to correctly identify and invest in the technologies that become commercially accepted, demand for our legacy products and the technologies we pioneer, the timing and volume of network roll-outs and/or product introductions, difficulties and/or delays in our ability to execute on our other strategic plans, our ability to control our costs and expenses, the risks inherent in long-term sales agreements, exposure to the credit risk of customers or foreign exchange fluctuations, reliance on a limited number of suppliers for the components we need as well as our ability to efficiently source components when demand increases, the social, political risks we may encounter in any region of our global operations, the costs and risks associated with pension and postretirement benefit obligations, our ability to avoid unexpected contributions to such plans, changes to existing regulations or technical standards, existing and future litigation, compliance with environmental, health and safety laws, our ability to procure financing for our operations at an affordable cost, and the impact of each of these factors on our results of operations and cash. For a more complete list and description of such risks and uncertainties, refer to Alcatel-Lucent’s Annual Report on Form 20-F for the year ended December 31, 2015, as well as other filings by Alcatel-Lucent with the US Securities and Exchange Commission, and in particular those concerning the combination with Nokia, as well as Nokia’s description of the risk and uncertainties affecting the group and our industry in its publications. Except as required under the US federal securities laws and the rules and regulations of the US Securities and Exchange Commission, Alcatel-Lucent disclaims any intention or obligation to update any forward-looking statements after the distribution of this presentation, whether as a result of new information, future events, developments, changes in assumptions or otherwise.

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ADJUSTED PROFORMA RESULTS

In the first half 2016, the reported net income (Group share) was Euro 1,321 million or Euro 0.37 per diluted share including the negative after tax impact from Purchase Price Allocation entries of Euro 17 million.

In addition to the reported results, Alcatel-Lucent is providing adjusted results in order to provide meaningful comparable information, which excludes the main non-cash impacts from Purchase Price Allocation (PPA) entries in relation to the Lucent business combination. The first half 2016 adjusted net income (Group share) was Euro 1,338 million or Euro 0.37 per diluted share.

(In Euro million except for EPS)	As reported	PPA	Adjusted
Revenues	6,096		6,096
Cost of sales	(3,942)		(3,942)
Gross Profit	2,154		2,154
SG&A expenses	(792)	14	(778)
R&D costs	(1,233)	14	(1,219)
Operating income	129	28	157
Restructuring costs	(375)		(375)
Litigations	—		—
Gain/(loss) on disposal of consolidated entities & transaction costs	(78)		(78)
Impairment of assets	(489)		(489)
Post-retirement benefit plan amendment	—		—
Income from operating activities	(813)	28	(785)
Financial expense	(242)		(242)
Share in net income of equity affiliates	1		1
Income/(loss) tax benefit	2,358	(11)	2,347
Income (loss) from continuing operations	1,304	17	1,321
Income (loss) from discontinued activities	1		1
Net Income (loss)	1,305	17	1,322
of which : Equity owners of the parent	1,321	17	1,338
Non-controlling interests	(16)		(16)
Earnings per share : basic	0.38		0.38
Earnings per share : diluted	0.37		0.37

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Alcatel-Lucent to publish its first half report to June 30, 2016

Paris, August 24, 2016 - In compliance with current regulations, Alcatel-Lucent today announced it has published its first half report to June 30, 2016. The report is available in the Investors & Shareholders section of Alcatel-Lucent’s website, http://www5.alcatel-lucent.com/investors, on the Regulated Information page.

About Alcatel-Lucent

Alcatel-Lucent has joined Nokia following successful exchange of shares, creating an innovation leader in next-generation technology and services for an IP connected world.

Questions from Journalists can be sent to our press office: press.services@nokia.com.

Visit Nokia.com for more information.

TRANSLATION FROM THE FRENCH FOR INFORMATION PURPOSES ONLY

Information concerning the availability of all the explanatory documentation to the Ordinary Shareholders’ Meeting to be held on September 13, 2016

Paris, August 9, 2016 - Alcatel Lucent informs its shareholders that an Ordinary Shareholders’ Meeting will be held on second notice, on the Alcatel-Lucent site of Villarceaux, Route de Villejust – 91620 Nozay, France, on Tuesday, September 13, 2016 at 3 pm (Paris time).

The formal notice to shareholders (Avis de convocation) published on August 5, 2016 in the French official bulletin of legal notices (BALO) includes the agenda. The text of the resolution has been published on May 27, 2016 in the French official bulletin of legal notices (BALO). The formal notice explains how to participate and vote at this meeting.

Documents relating to this Meeting are available in the “Annual General Meeting 2016” page of the “Investors” section on the Alcatel Lucent’s website (http://www5.alcatel-lucent.com) and, in particular, the Notice of information-Ordinary Shareholders’ Meeting including the report of the Board of directors on the resolution.

Other documents and information according to articles R. 225-73-1, R. 225-81 and R. 225-83 of the French Commercial Code are available or made available for the shareholders under legal and regulatory conditions.

About Alcatel-Lucent

Alcatel-Lucent has joined Nokia following successful exchange of shares, creating an innovation leader in next-generation technology and services for an IP connected world.

Questions from Journalists can be sent to our press office: press.services@nokia.com.

Visit Nokia.com for more information.

TRANSLATION FROM THE FRENCH FOR INFORMATION PURPOSES ONLY

Monthly information regarding the total number of voting rights and the total number of shares of the Company

Article L. 233-8-II of the Commercial Code and article 223-16 of General Regulation of the AMF

Information related to July 2016

Date: July 31, 2016

Total number of shares: 3, 539, 266, 371

Total number of voting rights:

Total of theoretical voting rights: 3, 541, 940, 973

Total of voting rights exercisable at shareholders’ meeting*: 3, 541, 940, 973

*	Total of voting rights exercisable at shareholders’ meeting = total number of voting rights attached to the shares – shares held by the issuer or its subsidiaries without voting rights

ABOUT ALCATEL-LUCENT

Alcatel-Lucent has joined Nokia following successful exchange of shares, creating an innovation leader in next-generation technology and services for an IP connected world.

Questions from Journalists can be sent to our press office: press.services@nokia.com.

Visit Nokia.com for more information.

TRANSLATION FROM THE FRENCH FOR INFORMATION PURPOSES ONLY

Information concerning the availability of all the explanatory documentation to the Extraordinary Shareholders’ Meeting to be held on September 13, 2016

Paris, August 12, 2016 - Alcatel Lucent informs its shareholders that an Extrardinary Shareholders’ Meeting will be held, on the Alcatel-Lucent site of Villarceaux, Route de Villejust – 91620 Nozay, France, on Tuesday, September 13, 2016 at 11.30 am (Paris time).

The formal notice to shareholders (Avis de convocation) published on August 12, 2016 in the French official bulletin of legal notices (BALO) includes the agenda and the text of the resolution and explains how to participate and vote at this meeting.

Documents relating to this Meeting are available in the “Annual General Meetings 2016” page of the “Investors” section on the Alcatel Lucent’s website (https://www5.alcatel-lucent.com) and, in particular, the Notice of information-Extraordinary Shareholders’ Meeting including the report of the Board of directors on the resolution.

Other documents and information according to articles R. 225-73-1, R. 225-81 and R. 225-83 of the French Commercial Code are available or made available for the shareholders under legal and regulatory conditions.

TRANSLATION FROM THE FRENCH FOR INFORMATION

PURPOSES ONLY

This press release does not constitute an offer to purchase any securities. The offer described hereinafter may only be opened after the clearance of the French stock market authority.

PRESS RELEASE RELATING TO THE FILING OF THE PROPOSED PUBLIC

BUY-OUT OFFER FOLLOWED BY A SQUEEZE-OUT

RELATING TO THE SHARES AND BONDS CONVERTIBLE INTO NEW SHARES OR EXCHANGEABLE FOR EXISTING SHARES (OCEANES) OF THE COMPANY

INITIATED BY

NOKIA CORPORATION

PRESENTED BY

PRICE OF THE OFFER:

3.50 euros per Alcatel Lucent share

4.51 euros per Alcatel Lucent 2019 OCEANE

4.50 euros per Alcatel Lucent 2020 OCEANE

DURATION OF THE OFFER:

10 trading days

This press release relating to the filing, on September 6, 2016, with the French stock market authority (Autorité des marchés financiers) (the “AMF”) of the public buy-out offer followed by a squeeze-out relating to the shares and OCEANEs of Alcatel Lucent, is prepared and published jointly by Nokia and Alcatel Lucent in accordance with the provisions of Articles 231-16 and 231-17 of the general regulation of the AMF (the “AMF General Regulation”).

IMPORTANT NOTICE

Subject to the clearance decision of the AMF, following the public buy-out offer, the squeeze-out procedure provided by Article L. 433-4, II of the Monetary and Financial Code will be implemented. The Alcatel Lucent shares and OCEANEs not tendered into the public buy-out offer will be transferred on the trading day following the expiration date of the public buy-out offer to Nokia, in consideration for a compensation of 3.50 euros per Alcatel Lucent share, 4.51 euros per Alcatel Lucent 2019 OCEANE and 4.50 euros per Alcatel Lucent 2020 OCEANE, net of all costs.

TRANSLATION FROM THE FRENCH FOR INFORMATION PURPOSES ONLY

THIS OFFER AND THE DRAFT JOINT OFFER DOCUMENT

REMAIN SUBJECT TO APPROVAL BY THE AMF

The draft joint offer document is available on the websites of the AMF (www.amf-france.org), Nokia (www.nokia.com) and Alcatel Lucent (www5.alcatel-lucent.com). Copies of the draft joint offer document may be obtained free of charge from:

Nokia Karaportti 3 FI-02610 Espoo Finland	Alcatel Lucent 148-152, route de la Reine 92100 Boulogne-Billancourt France	Société Générale CORI/COR/FRA 75886 Paris Cedex 18 France

In accordance with Article 231-28 of the AMF General Regulation, the information documents relating, in particular, to the legal, financial and accounting characteristics of Nokia and Alcatel Lucent will be filed with the AMF and made available to the public, no later than the day preceding the opening of the public buy-out offer, on the same terms.

TRANSLATION FROM THE FRENCH FOR INFORMATION PURPOSES ONLY

1.	PRESENTATION OF THE OFFER

Pursuant to Section III of Book II, specifically Articles 236-3 and 237-1 of the AMF General Regulation, Nokia Corporation, a company organized and existing under the laws of Finland, registered in the Finnish Trade Register under number 0112038-9, with registered office at Karaportti 3, FI-02610 Espoo, Finland (“Nokia” or the “Offeror”), whose shares are admitted to trading on Nasdaq OMX Helsinki Ltd. (“Nasdaq Helsinki”) and on Compartment A of the regulated market of Euronext Paris (“Euronext Paris”) under ISIN code FI0009000681, and, in the form of American Depositary Shares (“ADSs”), on the New York Stock Exchange (“NYSE”), irrevocably proposes to the shareholders and holders of OCEANES of Alcatel Lucent, a public limited company (société anonyme) with a share capital of 176 966 565.70 euros as of August 31, 2016, divided into 3 539 331 314 shares with a nominal value of 0.05 euro each, having its registered office at 148/152 route de la Reine, 92100 Boulogne-Billancourt, France, registered in the Nanterre Trade and Companies Register under number 542 019 096 (“Alcatel Lucent” or the “Company”), to purchase pursuant to this public buy-out offer (the “Public Buy-Out Offer”), which will be immediately followed by a squeeze-out procedure (the “Squeeze-Out”, and together with the Public Buy-Out Offer, the “Offer”):

•	all shares of the Company listed on Euronext Paris (Compartment A) under ISIN code FR0000130007, symbol “ALU” (the “Shares”) at the unit price of 3.50 euros;

•	all 2019 OCEANEs (as defined in Section 2.4.1 of the draft joint offer document) of the Company listed on Euronext Paris under ISIN code FR0011948306, symbol “YALU1”, at the unit price of 4.51 euros;

•	all 2020 OCEANEs (as defined in Section 2.4.1 of the draft joint offer document) of the Company listed on Euronext Paris under ISIN code FR0011948314, symbol “YALU2”, at the unit price of 4.50 euros.

The 2019 OCEANEs and the 2020 OCEANEs are collectively referred to as the “OCEANEs” and, together with the Shares, the “Securities”.

As of the date of the draft joint offer document, Nokia directly holds 3 373 845 309 Shares representing 95.32% of the share capital and 95.25% of the voting rights of Alcatel Lucent on the basis of a total number of 3 539 331 314 Shares and 3 541 996 443 voting rights of Alcatel Lucent calculated pursuant to Article 223-11 of the AMF General Regulation, as well as 82 608 794 of the 2019 OCEANEs representing 92.46% of the outstanding 2019 OCEANEs, and 22 233 534 of the 2020 OCEANEs representing 81.66% of the outstanding 2020 OCEANEs. Nokia also holds 95.15% of the Alcatel Lucent Shares on a fully diluted basis.

The Offer targets:

•	all Shares not held by the Offeror:

•

which are already issued, being, to the knowledge of the Offeror at the date of the draft joint offer document, 165 486 005 Shares, representing 4.68% of the share capital and 4.67% of the theoretical voting rights of the Company;

TRANSLATION FROM THE FRENCH FOR INFORMATION PURPOSES ONLY

•

which may be issued before the expiration date of the Public Buy-Out Offer following (i) the conversion of OCEANEs (being, to the knowledge of the Offeror at the date of the draft joint offer document, a maximum number of 11 731 972 Shares), (ii) the exercise of Alcatel Lucent stock options not covered by a liquidity agreement (being, to the knowledge of the Offeror at the date of the draft joint offer document, a maximum number of 12 876 556 Shares) or (iii) the vesting of Alcatel Lucent performance shares not covered by a liquidity agreement (being, to the knowledge of the Offeror at the date of the draft joint offer document, a maximal number of 345 842 Shares);

the sum of the foregoing being equal to, to the knowledge of the Offeror at the date of the draft joint offer document, a maximum number of 190 440 375 Shares;

•	all of the 2019 OCEANEs not held by the Offeror, being, to the knowledge of the Offeror at the date of the draft joint offer document, 6 739 521 2019 OCEANEs; and

•	all of the 2020 OCEANEs not held by the Offeror, being, to the knowledge of the Offeror at the date of the draft joint offer document, 4 992 451 2020 OCEANEs.

The Alcatel Lucent Performance Shares (as defined in Section 2.4.3 of the draft joint offer document) which remain unvested at the expiration date of the Public Buy-Out Offer are not targeted by the Offer. However, the Performance Shares vested but subject to a holding period and not covered by a liquidity agreement at the expiration date of the Public Buy-Out Offer are targeted by the Offer. These Performance Shares cannot be tendered into the Public Buy-Out Offer, due to the holding obligation applicable to their beneficiary and unless such holding obligation is removed pursuant to the applicable legal and statutory provisions (disability or death of the beneficiary). These Performance Shares will be subject to the Squeeze-Out that will follow the Public Buy-Out Offer, in accordance with Articles 237-1 and 237-10 of the AMF General Regulation.

To the Offeror’s knowledge, there are no other rights, equity securities or financial instruments that may give access, immediately or in the future, to the share capital or voting rights of the Company.

In the Squeeze-Out, the Shares and OCEANEs not then held by Nokia will be transferred to Nokia in exchange for a compensation which will be the same as the unit price of the Public Buy-Out Offer, i.e. 3.50 euros per Share, 4.51 euros per 2019 OCEANE and 4.50 euros per 2020 OCEANE (each net of all costs).

In accordance with the provisions of Article 231-13 of the AMF General Regulation, Société Générale, as presenting bank of the Offer, guarantees the content and the irrevocable nature of the commitments undertaken by the Offeror in the context of the Offer.

1.1	CONTEXT OF THE OFFER

1.1.1	History of the holding of Nokia in the Company

1.1.1.1	Public exchange offer

On April 15, 2015, Nokia and Alcatel Lucent entered into a Memorandum of Understanding, as amended on October 28, 2015 (the “Memorandum of Understanding”), pursuant to which Nokia filed a public exchange offer for all Alcatel Lucent Shares and all OCEANEs with a maturity date of July 1, 2018 (the “2018 OCEANEs”), all 2019 OCEANEs and all 2020 OCEANEs (the “Public Exchange Offer”). The material events that led to the signing of the Memorandum of Understanding and a summary of the terms of the Memorandum of Understanding are set out in Nokia’s offer document relating to the Public Exchange Offer which received visa No. 15-573 of the AMF and in Alcatel Lucent’s response document relating to the Public Exchange Offer which received visa No. 15-574 of the AMF.

TRANSLATION FROM THE FRENCH FOR INFORMATION PURPOSES ONLY

Pursuant to Articles 232-1 et seq. of the AMF General Regulation, Nokia filed with the AMF the proposed Public Exchange Offer on October 29, 2015. The exchange ratios offered in the Public Exchange Offer were 0.5500 Nokia share per one Share, 0.6930 Nokia share per one 2018 OCEANE, 0.7040 Nokia share per one 2019 OCEANE and 0.7040 Nokia share per one 2020 OCEANE. On November 12, 2015, the AMF declared that the Public Exchange Offer complied with applicable laws and regulations and delivered its visa on Nokia’s offer document relating to the Public Exchange Offer and on Alcatel Lucent’s response document relating to the Public Exchange Offer.

A parallel public exchange offer was made in the United States, on financial conditions identical to those of the Public Exchange Offer, to all holders of ADSs representing Alcatel Lucent Shares then listed on the NYSE, wherever they were located, as well as to all U.S. holders of Alcatel Lucent Shares, 2018 OCEANEs, 2019 OCEANEs and 2020 OCEANEs (The “U.S. Public Exchange Offer”).

The Public Exchange Offer and the U.S. Public Exchange Offer were opened between November 18, 2015, and December 23, 2015 (inclusive), and reopened between January 14, 2016, and February 3, 2016 (inclusive). In the context of these offers, Nokia acquired 2 795 977 950 Shares (including Alcatel Lucent Shares represented by ADSs), 211 579 445 of the 2018 OCEANEs, 57 852 372 of the 2019 OCEANEs and 72 783 038 of the 2020 OCEANEs.

Following the Public Exchange Offer and the U.S. Public Exchange Offer, Nokia held 2 795 977 950 Shares representing, after adjustment of the monthly information of Alcatel Lucent on February 15, 2016 (per the press release of the Company issued on February 22, 2016), 90.34% of the share capital and 90.25% of the voting rights of the Company, 211 579 445 of the 2018 OCEANEs representing 99.62% of the outstanding 2018 OCEANEs, 57 852 372 of the 2019 OCEANEs representing 37.18% of the outstanding 2019 OCEANEs and 72 783 038 of the 2020 OCEANEs representing 68.17% of the outstanding 2020 OCEANEs.

1.1.1.2	Conversion of OCEANEs following the Public Exchange Offer

Following the Public Exchange Offer, on the date of settlement-delivery of the reopened offer, Nokia converted all of the OCEANEs it held.

After this conversion, Nokia held 3 229 781 374 Shares representing, after adjustment of the monthly information of Alcatel Lucent on February 15, 2016 (per the press release of the Company issued on February 22, 2016), 91.53% of the share capital and 91.45% of the voting rights of Alcatel Lucent.

1.1.1.3	Acquisition of Alcatel Lucent Shares and OCEANEs after the Public Exchange Offer

On February 18, 2016, Nokia acquired 11 820 932 Shares through a privately negotiated transaction, at the exchange ratio of the Public Exchange Offer (i.e., 0.5500 Nokia share per one Alcatel Lucent Share).

On March 16, 2016, Nokia entered into an agreement with JPMorgan Chase Bank, N.A., acting as depositary in the Alcatel Lucent American depositary receipts (“ADRs”) program, relating to the acquisition of all the Alcatel Lucent Shares underlying the remaining outstanding ADRs after termination of the ADR program, which occurred on April 25, 2016. Pursuant to this agreement, Nokia acquired 107 775 949 Shares on May 9, 2016, at the exchange ratio of the Public Exchange Offer (i.e., 0.5500 Nokia share per one Alcatel Lucent Share).

TRANSLATION FROM THE FRENCH FOR INFORMATION PURPOSES ONLY

On May 12, 2016, Nokia acquired 72 994 133 of the 2019 OCEANEs and 19 943 533 of the 2020 OCEANEs through a privately negotiated transaction, in consideration for the payment of 4.51 euros per 2019 OCEANE and 4.50 euros per 2020 OCEANE.

Between May 9, 2016 and May 31, 2016, Nokia acquired a total of 74 784 Shares at the exchange ratio of the Public Exchange Offer (i.e., 0.5500 Nokia share per one Alcatel Lucent Share), pursuant to liquidity agreements entered into with Alcatel Lucent stock option holders.

Also, between June 1, 2016 and June 14, 2016, Nokia acquired 24 392 270 Shares, 9 614 661 of the 2019 OCEANEs and 2 290 001 of the 2020 OCEANEs, through privately negotiated transactions, in consideration for the payment of 3.50 euros per Share, 4.51 euros per 2019 OCEANE and 4.50 euros per 2020 OCEANE.

As of the date of the joint draft offer document, Nokia directly holds 3 373 845 309 Shares, 82 608 794 of the 2019 OCEANEs and 22 233 534 of the 2020 OCEANEs, representing 95.32% of the share capital and 95.25% of the theoretical voting rights of Alcatel Lucent, and 95.15% of the Shares on a fully diluted basis.

1.1.2	Alcatel Lucent’s share capital ownership

To the Offeror’s knowledge, and on the basis of the information communicated by the Company, the share capital and voting rights of Alcatel Lucent are held as follows as of August 31, 2016:

Shareholders	Capital on the basis of outstanding shares as of August 31, 2016			THEORETICAL voting rights on the basis of outstanding shares as of August 31, 2016(1)		Voting rights EXERCISABLE AT SHAREHOLDERS’ MEETING on the basis of outstanding shares as of August 31, 2016(2)
	Number of shares	% of capital	Double voting rights	Total number of voting rights	% of voting rights	Total number of voting rights	% of voting rights
Nokia Corporation	3 373 845 309	95.32%	—	3 373 845 309	95.25%	3 373 845 309	95.25%
Treasury shares	—	—	—	—	—	—	—
Public	165 486 005	4.68%	2 665 129	168 151 134	4.75%	168 151 134	4.75%

Total	3 539 331 314	100%	2 665 129	3 541 996 443	100%	3 541 996 443	100%

(1)

Theoretical voting rights calculated pursuant to Article 223-11 of the AMF General Regulation. The number of theoretical voting rights is calculated by taking into account the treasury shares held by the Company and its subsidiaries, which do not have voting rights.

(2)	The number of voting rights exercisable at Shareholders’ Meeting is calculated without taking into account the Shares which have no voting rights.

1.2	REASONS FOR THE OFFER

Since Nokia holds more than 95% of Shares on a fully diluted basis and of the Alcatel Lucent voting rights, it filed with the AMF this proposed Public Buy-Out Offer which will be followed by a Squeeze-Out relating to all of the Shares and OCEANEs not held by Nokia, in accordance with the provisions of Article 236-3 of the AMF General Regulation.

TRANSLATION FROM THE FRENCH FOR INFORMATION PURPOSES ONLY

The Offer is being done to consolidate Nokia’s ownership of Alcatel Lucent and acquire 100% of Alcatel Lucent to complete the combination of the businesses of the two companies. The Offer will then allow Alcatel Lucent and its subsidiaries to be fully integrated in the Nokia group (together, the “Nokia Group”).

The implementation of the Squeeze-Out will eliminate Alcatel Lucent’s regulatory and administrative obligations related to the admission of its Securities to trading on Euronext Paris and will consequently reduce the related costs.

Minority shareholders and holders of Alcatel Lucent OCEANEs will obtain full and immediate liquidity for their Securities.

The Offeror has appointed Société Générale to carry out a valuation of the Shares and OCEANEs, which is summarized in Section 4 of the draft joint offer document.

Furthermore, pursuant to the provisions of Article 261-1, I and II of the AMF General Regulation, Alcatel Lucent appointed Accuracy, represented by Messrs. Bruno Husson and Henri Philippe, as independent expert (the “Independent Expert”) responsible for assessing the financial conditions of the Offer. The report of the Independent Expert (the “Independent Expert Report”), which concludes that the price proposed to the shareholders and holders of OCEANEs in the context of the Public Buy-Out Offer is fair, is reproduced in full in Section 5 of the draft joint offer document.

1.3	INTENTIONS OF NOKIA OVER THE NEXT TWELVE MONTHS

Shareholders and OCEANEs holders of Alcatel Lucent should refer to Section 1.3 of the draft joint offer document filed on September 6, 2016, for any details on the intentions of Nokia over the next twelve month, and in particular industrial, commercial and financial strategy and policy, employment, composition of the corporate and management bodies of Nokia and Alcatel Lucent, benefits of the Offer for the Company, its shareholders and its holders of OCEANEs, or contemplated synergies.

1.4	AGREEMENTS THAT COULD HAVE A MATERIAL IMPACT ON THE ASSESSMENT OR OUTCOME OF THE OFFER

Other than the Liquidity Mechanism covering the Stock-Options and the Performance Shares described in Section 2.4.4 of the draft joint offer document, to the knowledge of Nokia, no other agreements exist that may have a material impact on the assessment of the Offer or its outcome.

2.	CHARACTERISTICS OF THE OFFER

2.1	TERMS OF THE OFFER

Pursuant to the provisions of Articles 231-13, 236-3 and 237-1 of the AMF General Regulation, on September 6, 2016, Société Générale, acting as presenting bank, on behalf of the Offeror, filed with the AMF both the proposed Offer in the form of a public buy-out offer followed by a squeeze-out (offre publique de retrait suivi d’un retrait obligatoire) relating to the Alcatel Lucent Shares and OCEANEs not held by Nokia and the draft joint offer document.

The Offeror irrevocably undertakes to purchase from Alcatel Lucent’s shareholders and holders of OCEANEs all Shares and OCEANEs targeted by the Offer that are tendered into the Public Buy-Out Offer, at a price of 3.50 euros per Share, 4.51 euros per 2019 OCEANE, and 4.50 euros per 2020 OCEANE, during a 10 trading days period.

TRANSLATION FROM THE FRENCH FOR INFORMATION PURPOSES ONLY

The Shares and OCEANEs which are not tendered into the Public Buy-Out Offer will be transferred to the Offeror in the context of the Squeeze-Out on the trading day following the expiration date of the Public Buy-Out Offer, in consideration for 3.50 euros per Share, 4.51 euros per 2019 OCEANE, and 4.50 euros per 2020 OCEANE, net of all costs.

In accordance with Article 231-13 of the AMF General Regulation, Société Générale guarantees the content and the irrevocable nature of the commitments undertaken by the Offeror in the context of the Offer.

2.2	NUMBER AND NATURE OF THE SECURITIES CONCERNED BY THE OFFER

As of the date of the draft joint offer document, Nokia directly holds 3 373 845 309 Shares representing 95.32% of the share capital and 95.25% of the voting rights of Alcatel Lucent, as well as 82 608 794 of the 2019 OCEANEs representing 92.46% of the outstanding 2019 OCEANEs, and 22 233 534 of the 2020 OCEANEs representing 81.66% of the outstanding 2020 OCEANEs. Nokia also holds 95.15% of the Alcatel Lucent Shares on a fully diluted basis.

The Offer targets:

•	all Shares not held by the Offeror:

•

which are already issued, being, to the knowledge of the Offeror at the date of the draft joint offer document, 165 486 005 Shares, representing 4.68% of the share capital and 4.67% of the theoretical voting rights of the Company;

•

which may be issued before the expiration date of the Public Buy-Out Offer following (i) the conversion of OCEANEs (being, to the knowledge of the Offeror at the date of the draft joint offer document, a maximum number of 11 731 972 Shares), (ii) the exercise of Alcatel Lucent stock options not covered by a liquidity agreement (being, to the knowledge of the Offeror at the date of the draft joint offer document, a maximum number of 12 876 556 Shares) or (iii) the vesting of Alcatel Lucent performance shares not covered by a liquidity agreement (being, to the knowledge of the Offeror at the date of the draft joint offer document, a maximal number of 345 842 Shares);

the sum of the foregoing being equal to, to the knowledge of the Offeror at the date of the draft joint offer document, a maximum number of 190 440 375 Shares;

•	all of the 2019 OCEANEs not held by the Offeror, being, to the knowledge of the Offeror at the date of the draft joint offer document, 6 739 521 2019 OCEANEs; and

•	all of the 2020 OCEANEs not held by the Offeror, being, to the knowledge of the Offeror at the date of the draft joint offer document, 4 992 451 2020 OCEANEs.

The Alcatel Lucent Performance Shares (as defined in Section 2.4.3 of the draft joint offer document) which remain unvested at the expiration date of the Public Buy-Out Offer are not targeted by the Offer. However, the Performance Shares vested but subject to a holding period and not covered by a liquidity agreement at the expiration date of the Public Buy-Out Offer are targeted by the Offer. These Performance Shares cannot be tendered into the Public Buy-Out Offer, due to the holding obligation applicable to their beneficiary and unless and unless such holding obligation is removed pursuant to the applicable legal and statutory provisions (disability or death of the beneficiary). However, these Performance Shares will be subject to the Squeeze-Out that will follow the Public Buy-Out Offer, in accordance with Articles 237-1 and 237-10 of the AMF General Regulation.

TRANSLATION FROM THE FRENCH FOR INFORMATION PURPOSES ONLY

To the Offeror’s knowledge, there are no other rights, equity securities or financial instruments that may give access, immediately or in the future, to the share capital or voting rights of the Company.

2.3	OFFER PROCEDURE

The proposed Offer has been filed with the AMF on September 6, 2016. A notice of filing will be published by the AMF on its website (www.amf-france.org).

In accordance with the provisions of Article 231-16 of the AMF General Regulation, the draft joint offer document is made available free of charge to the public at the registered offices of the Offeror and the Company, and at Société Générale, and has been published on the websites of the AMF (www.amf-france.org), the Offeror (www.nokia.com) and Alcatel Lucent (www5.alcatel-lucent.com). In addition, a press release relating to the terms of the Offer was issued on September 6, 2016.

This Offer and the draft joint offer document remain subject to approval by the AMF.

After having assessed that the Offer complies with the applicable legal and regulatory provisions, the AMF will publish a duly reasoned clearance decision on its website. This clearance decision will be deemed to constitute a visa of the draft joint offer document.

The joint offer document having received the clearance from the AMF and the “other information” documents relating, in particular, to the legal, financial and accounting characteristics of the Offeror and the Company, will be made available to the public free of charge, pursuant to Article 231-28 of the AMF General Regulation, no later than on the day preceding the opening of the Public Buy-Out Offer, at the registered office of the Offeror, the Company and at Société Générale. The same will also be available on the websites of the AMF (www.amf-france.org), the Offeror (www.nokia.com) and the Company (www5.alcatel-lucent.com).

Pursuant to Articles 231-27 and 231-28 of the AMF General Regulation, a press release indicating the means by which these documents are made available will be published by the Offeror and the Company at the latest on the second trading day following the clearance decision of the AMF regarding the joint offer document, and at the latest on the day preceding the opening of the Public Buy-Out Offer regarding the “other information” documents relating, in particular, to the legal, financial and accounting characteristics of the Offeror and the Company.

Prior to the opening of the Public Buy-Out Offer, the AMF will publish a notice of opening and timetable of the Offer, and Euronext Paris will publish a notice announcing the timetable and the main characteristics of the Public Buy-Out Offer, as well as the condition of implementation of the Squeeze-Out, including the date of its implementation.

2.4	SITUATION OF THE HOLDERS OF OCEANES, HOLDERS OF STOCK OPTIONS, BENEFICIARIES OF PERFORMANCE SHARES, AND SHARES HELD IN A COMPANY MUTUAL FUND

2.4.1	Position of OCEANEs holders

On June 10, 2014, Alcatel Lucent issued 167 500 000 OCEANEs with a maturity date of January 30, 2019 (the “2019 OCEANEs”). The terms and conditions of the 2019 OCEANEs are set out in the securities note included in the prospectus that received the visa No. 14-254 of the AMF on June 2, 2014, established for the issuance of the 2019 OCEANEs and 2020 OCEANEs. The 2019 OCEANEs, which have a par value of 4.11 euros, with an annual

TRANSLATION FROM THE FRENCH FOR INFORMATION PURPOSES ONLY

interest rate of 0%, and a maturity date of January 30, 2019, are convertible or exchangeable at any time after July 20, 2014, and provide a right to one new or existing Alcatel Lucent Share for every one 2019 OCEANE, subject to the adjustments provided for by the prospectus and pursuant to the conditions of the said prospectus. To the Offeror’s knowledge, 89 348 315 of the 2019 OCEANEs are outstanding at the date of the draft joint offer document, of which 82 608 794 are directly held by the Offeror, representing 94.46% of the outstanding 2019 OCEANEs.

On June 10, 2014, Alcatel Lucent issued 114 499 995 OCEANEs with a maturity date of January 30, 2020 (the “2020 OCEANEs”). The terms and conditions of the 2020 OCEANEs are set out in the securities note included in the prospectus that received the visa No. 14-254 of the AMF on June 2, 2014, established for the issuance of the 2019 OCEANEs and 2020 OCEANEs. The 2020 OCEANEs, which have a par value of 4.02 euros, with an annual interest rate of 0.125%, and a maturity date of January 30, 2020, are convertible or exchangeable at any time after July 20, 2014, and provide a right to one new or existing Alcatel Lucent Share for every one 2020 OCEANE, subject to the adjustments provided for by the prospectus and pursuant to the conditions of the said prospectus. To the Offeror’s knowledge, 27 225 985 of the 2020 OCEANEs are outstanding at the date of the draft joint offer document, of which 22 233 534 are directly held by the Offeror, representing 81.66% of the outstanding 2020 OCEANEs.

2.4.1.1	OCEANEs tendered into the Public Buy-Out Offer

Holders of OCEANEs may tender their OCEANEs into the Public Buy-Out Offer in accordance with the procedures set out in Section 2.5 of the draft joint offer document.

2.4.1.2	Exercise of the OCEANEs conversion/exchange right

According to the terms of the prospectus relating to the issuance of the OCEANEs, holders of OCEANEs may convert/exchange the OCEANEs they hold into/against Alcatel Lucent Shares. In such case, the conversion/exchange ratio applicable to the OCEANEs will not be adjusted as a result of the Offer.

The exercise date of the request to exercise the OCEANEs conversion/exchange right must, in any case, be prior to September 30, 2016 at 5 p.m., Paris time, in order for the Shares to be delivered prior to the expiration date of the Public Buy-Out Offer or, as the case may be, the Squeeze-Out.

If a request to exercise the OCEANEs conversion/exchange right occurs after September 30, 2016 at 5 p.m., Paris time, no Shares will be delivered and the OCEANEs will be covered by the Squeeze-Out.

2.4.2	Position of the holders of Stock Options

The Company has granted stock options (the “Stock Options”) pursuant to several plans during 2007, 2008, 2009, 2010, 2011, 2012 and 2013, the main features of which are set out on pp. 164 et seq. of the 2015 reference document (Document de Référence) of the Company filed with the AMF on April 28, 2016 under No. D. 16-0427 and available on the websites of the Company (www5.alcatel-lucent.com) and the AMF (www.amf-france.org). For the 2014 financial year, it was agreed in the Memorandum of Understanding entered into between Nokia and Alcatel Lucent on April 15, 2015, that the allocation of Stock Options would be replaced by the allocation of Company Shares under conditions similar to the ones described in Section 2.4.2.2 of the draft joint offer document.

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To the knowledge of the Offeror, as of August 31 2016, there were 13 076 307 Stock Options outstanding, out of which (i) 199 751 Stock Options are exercisable and covered by a liquidity agreement (as described in Section 2.4.4 of the draft joint offer document) which are therefore not targeted by the Offer, (ii) 12 782 240 Stock Options are exercisable and the Shares resulting from their exercise are immediately transferable and may be tendered into the Public Buy-Out Offer, according to the procedure set forth in Section 2.5 of the draft joint offer document and (iii) 94 316 Stock Options are unvested and not exercisable unless such vesting is accelerated (in particular in case of disability or death of the beneficiary) in which case the Stock Options will be exercisable and the Shares resulting from their exercise will be immediately transferable and may be tendered into the Public Buy-Out Offer, according to the procedure set forth in Section 2.5 of the draft joint offer document. It is contemplated that the Stock Options referred to in (ii) and (iii) be converted into Stock Option Units (see Section 2.4.2.3 of the draft joint offer document).

On September 13, 2016, a proposal will be made to the Alcatel Lucent shareholders at a general meeting to decide the conversion in instruments settled in cash of the Stock Options not yet exercised and not covered by a liquidity agreement (the “Stock Option Units”).

The terms and conditions of these Stock Option Units will be embedded in a Stock Option Units plan which will be adopted by the Company’s board of directors upon delegation from the Company shareholders’ general meeting.

This Stock Option Units plan will provide that the grant date, the vesting period, the exercise price and the exercise period for such Stock Option Units will remain as set out in the Alcatel Lucent Stock Options plan for the Stock Options that are being replaced.

The acquisition of all the rights attached to those Stock Option Units will remain subject to a condition of presence, i.e., the beneficiaries of Stock Option Units shall maintain their position as salaried employees of the Nokia Group, at the expiration date of this acquisition period.

Following the acquisition of the Stock Option Units, the beneficiaries will be able to exercise them at any time during an eight-year period from the granting date of the Alcatel Lucent Stock Options that these Stock Option Units will replace, at the exercise price of the replaced Alcatel Lucent Stock Options. Upon exercise of these Stock Option Units, the beneficiaries will receive, for each Stock Option Unit exercised, an amount in cash equal to the difference between (i) the value of one Alcatel Lucent Share and (ii) the exercise price of the Stock Option Unit increased by any taxes and/or fees applicable to the exercise of the Stock Option Unit.

For purposes of the preceding paragraph, the value of one Share will be equal to the stock price of a Nokia share on Nasdaq Helsinki at the closing of business of the trading day preceding the exercise date multiplied by the exchange ratio of the Public Exchange Offer as adjusted following the decision of Nokia’s shareholders’ general annual meeting held on June 16, 2016 to pay a special dividend of 0.10 euro per Nokia share (i.e., an exchange ratio equal to 0.5610 Nokia share for one Alcatel Lucent Share) and subject to further adjustments in accordance with the terms of the Stock Option Unit Plan.

In certain jurisdictions, the mechanism described above may be adapted to legal, regulatory or any other applicable constraints.

TRANSLATION FROM THE FRENCH FOR INFORMATION PURPOSES ONLY

2.4.3 Position of the beneficiaries of Performance Shares

The Company has allocated performance shares (the “Performance Shares”) free of charge within the framework of several plans during 2008, 2009, 2010, 2011, 2012, 2013, 2014, and 2015, the main features of which are set out on pp. 158 et seq. of the 2015 reference document (Document de Référence) of the Company filed with the AMF on April 28, 2016 under No. D. 16-0427, available on the websites of the Company (www5.alcatel-lucent.com) and the AMF (www.amf-france.org).

To the knowledge of the Offeror, as of August 31 2016, there were 9 770 752 unvested Performance Shares (all granted in the context of the plan of September 15, 2014 or July 29, 2015), out of which (i) 9 424 910 unvested Performance Shares are covered by a liquidity agreement (as described in Section 2.4.4 of the draft joint offer document) which are therefore not targeted by the Offer, and (ii) 345 842 unvested Performance Shares are not covered by a liquidity agreement and are targeted by the Offer in the event such vesting is accelerated, in which case the Shares resulting from their vesting may be tendered into the Public Buy-Out Offer, according to the procedure set forth in Section 2.5 of the draft joint offer document or, in the event such Shares are subject to a holding period, will be subject to the Squeeze-Out, according to the procedure set forth in Section 2.6 of the draft joint offer document. In addition, 95 137 vested Performance Shares that remain subject to a holding period which is not expected to expire at the expected expiration date of the Public Buy-Out Offer or the implementation of the Squeeze-Out (all granted in the context of the plan of July 12, 2013) are targeted by the Offer.

On September 13, 2016, a proposal will be made to the Alcatel Lucent shareholders at a general meeting to authorize the board of directors to amend the September 15, 2014 Performance Shares plan to (i) remove the relevant performance condition, (ii) waive, as of August 31, 2016, the presence condition provided for in the rules of the Performance Shares Plan dated September 15, 2014 and (iii) replace the 4-year vesting period of these Performance Shares by a vesting period of two years followed by a 2-year holding period, in accordance with the provisions of the then applicable Article L. 225-197-1 of the French Commercial Code.

However, liquidity agreements were offered to beneficiaries of Performance Shares granted under the plan of September 15, 2014:

•	a liquidity agreement was offered to French tax residents in the context of the Public Exchange Offer (see Section 2.4.4.1 of the draft joint offer document); and

•

more generally, a liquidity agreement was offered to beneficiaries of Performance Shares granted pursuant to the plan of September 15, 2014 before their acceleration in the context of the Offer (see Section 2.4.4.3 of the draft joint offer document).

The acceleration will not apply to beneficiaries of Performance Shares who accepted these liquidity agreements.

Therefore, all the Performance Shares initially granted pursuant to the Performance Shares plan of September 15, 2014, with the exception of those covered by one of the liquidity agreements as described above, will be acquired by their beneficiaries on September 16, 2016 (instead of September 16, 2018).

The Performance Shares which will be acquired on September 16, 2016 cannot be tendered into the Public Buy-Out Offer, due to the holding obligation applicable to their beneficiary and unless such holding obligation is removed pursuant to the applicable legal and statutory provisions (disability or death of the beneficiary). Nonetheless, these Performance Shares will be subject to the Squeeze-Out, in accordance with Articles 237-1 and 237-10 of the AMF General Regulation.

TRANSLATION FROM THE FRENCH FOR INFORMATION PURPOSES ONLY

2.4.4	Liquidity mechanism

2.4.4.1	Liquidity offered in the context of the Public Exchange Offer to holders of Stock Options and beneficiaries of Performance Shares allocated before 2015

Pursuant to the Memorandum of Understanding, the Offeror proposed, between November 18, 2015 and December 23, 2015, a liquidity agreement to the French tax residents who, as a result of tax constraints, are beneficiaries of the following plans:

•	Performance Shares Plan No. A0914RUROW and No. A0914RPROW of September 15, 2014;

•	Stock Options Plan No. A0812NHFR2 of August 13, 2012;

•	Stock Options Plan No. A0312COFR2, No. A0312CPFR2, and No. A0312NHFR2 of March 14, 2012.

The liquidity agreement was also offered to Belgian tax residents who are beneficiaries of the Stock Options Plan No. A0713COBE2 dated July 12, 2013, provided that they opted for the taxation of these Stock Options and that they committed to holding these Stock Options in accordance with applicable law.

Pursuant to this liquidity agreement, in the event of (i) a delisting of the Company Shares, (ii) Nokia holding more than 85% of the Company Shares or (iii) an average daily trading volume of Company Shares on Euronext Paris falling below 5 million Shares for 20 consecutive trading days (a “Reduced Liquidity”), the Shares to be received by holders of Stock Options will be automatically exchanged for Nokia shares, or the cash equivalent of the market value of such Nokia shares. This liquidity agreement also provides that, in the event of Reduced Liquidity, the relevant Alcatel Lucent Performance Shares are to be automatically exchanged by Nokia for Nokia shares, or for the cash equivalent of the market value of such Nokia shares, shortly after expiration of the lock-up period.

As from February 12, 2015, at least one of the Reduced Liquidity conditions is fulfilled and thus, the revised performance conditions are now applicable.

The liquidity agreement relating to the Stock-Options plan n° A0812NHFR2 dated August 13, 2012, has already been executed and, between May 9, 2016 and May 31, 2016, Nokia acquired a total of 74 784 Shares according to the exchange ratio of the Public Exchange Offer (i.e., 0.5500 Nokia share per one Alcatel Lucent Share).

A liquidity agreement has also been entered into with the holders of non-vested and vested Stock-Options as described in Section 2.4.2.1 of the draft joint offer document. This liquidity agreement is also settled, as described above, either in Nokia shares or in a cash amount amounting to the market value of such Nokia shares. This liquidity agreement has been accepted by the beneficiaries at the same time they accepted the acceleration agreement.

In addition, a liquidity agreement has been offered between July 25, 2016 and August 26, 2016 to the holders of vested Stock Options not covered by the selling undertaking described in Section 2.4.2.1 of the draft joint offer document and for which the sum of the exercise price and the costs and expenses relating to this exercise and the sale of the Shares resulting from such exercise represented more than 90% of the Alcatel Lucent Share price as of the closing of the last day of the reopened offer period of the Public Exchange Offer on Euronext Paris. This liquidity agreement is also settled, as described above, either in Nokia shares or in a cash amount amounting to the market value of such Nokia shares.

TRANSLATION FROM THE FRENCH FOR INFORMATION PURPOSES ONLY

The exchange ratio applicable to these liquidity agreements, which was the same as the exchange ratio of the Public Exchange Offer, i.e., 0.5500 Nokia share per one Alcatel Lucent Share, has been adjusted following the decision taken by the Annual General Meeting of Nokia held on June 16, 2016 to pay a special dividend of 0.10 euro per Nokia share. The exchange ratio is now of 0.5610 Nokia share per one Alcatel Lucent Share. The exchange ratio as adjusted is subject to further adjustments in the event of certain financial transactions performed by Nokia or Alcatel Lucent, in order for the holders of Stock Options and beneficiaries of Performance Shares to obtain the same value in Nokia shares or in cash that they would have obtained had such a transaction not taken place.

Due to legal, regulatory or any other applicable constraints in certain jurisdictions, the liquidity mechanism described above was not offered to certain beneficiaries of Options or only the cash settlement option is available.

2.4.4.2	Liquidity offered to beneficiaries of Performance Shares granted in 2015

Pursuant to the Memorandum of Understanding, the Offeror has agreed to enter into a liquidity agreement with all beneficiaries of Performance Shares granted after April 15, 2015, pursuant to which, in case of a Reduced Liquidity at the date of expiration of the applicable vesting period, all Performance Shares will be automatically exchanged by Nokia for Nokia shares, or for the cash equivalent of the market value of such Nokia shares, shortly after expiration of such vesting period.

The exchange ratio applicable to the liquidity agreement, which was the same as the exchange ratio of the Public Exchange Offer, i.e., 0.5500 Nokia share per one Alcatel Lucent Share, has been adjusted following the decision taken by the Annual General Meeting of Nokia held on June 16, 2016 to pay a special dividend of 0.10 euro per Nokia share. The exchange ratio is now of 0.5610 Nokia share per one Alcatel Lucent Share. The exchange ratio is subject to further adjustments in the event of certain financial transactions of Nokia or Alcatel Lucent, in order for the beneficiaries of Performance Shares to obtain the same value in Nokia shares or in cash that they would have obtained had such a transaction not taken place.

In certain jurisdictions, only the cash settlement option is available in respect of those liquidity agreements due to legal, regulatory or any other applicable constraints.

2.4.4.3	Liquidity offered to beneficiaries of Performance Shares granted in 2013

The Offeror has proposed to the beneficiaries of the Performance Shares granted pursuant to the Performance Shares plan of July 12, 2013 or the Performance Shares plan of September 15, 2014, which were not covered by a liquidity agreement offered to the beneficiaries within the context of the Public Exchange Offer (see Section 2.4.4.1 of the draft joint document), a liquidity agreement pursuant to which the Performance Shares held by the beneficiary will be automatically exchanged, at the end of the vesting period of the Performance Shares or, if applicable, at the end of the holding period of the Performance Shares, by Nokia, at Nokia’s discretion, for either:

•

Nokia shares according to the exchange ratio of the Public Exchange Offer as adjusted following the decision of the Annual General Meeting of Nokia held on June 16, 2016 to pay a special dividend of 0.10 euro per Nokia share (i.e., an exchange ratio equal to 0.5610 Nokia share for one Alcatel Lucent Share) and subject to additional adjustments according to the terms of the liquidity agreement; or

•	an amount in cash equal to the market value of such Nokia shares.

TRANSLATION FROM THE FRENCH FOR INFORMATION PURPOSES ONLY

Due to legal, regulatory or any other applicable constraints, the liquidity mechanism described above was not offered to beneficiaries of Performance Shares located in Australia, Iran, Morocco and Saudi Arabia and only the cash settlement option is available in certain jurisdictions.

Holders of such Performance Shares had between September 2, 2016 and September 12, 2016 to accept this proposal.

The beneficiaries of the Performance Shares acquired pursuant to the Performance Shares Plan of July 12, 2013, subject to a holding period, informed the Company that they were not willing to enter into this liquidity agreement.

2.4.5	Position of Shares held by a company mutual fund (fonds commun de placement d’entreprise)

The mutual fund supervisory board (conseil de surveillance du Fonds Commun de Placement Actionnariat) of Alcatel Lucent (“FCP 2AL”), has tendered the Shares it held into the Public Exchange Offer. In January 2016, the FCP 2AL was renamed Fonds Commun de Placement Actionnariat Nokia (“FCP AN”). As of the date of the draft joint offer document, the FCP AN no longer holds any Shares.

2.5	PROCEDURE FOR TENDERING INTO THE PUBLIC BUY-OUT OFFER

The Public Buy-Out Offer will remain open for a 10 trading day period, in accordance with the provisions of Article 236-7 of the AMF General Regulation.

The Public Buy-Out Offer will be conducted through purchases on the market, the settlement-delivery being made as and when the orders are executed, within two trading days after each order is executed. The trading fees (i.e., the brokerage fees and the corresponding VAT) will remain the responsibility of the shareholders and holders of OCEANEs tendering their Securities, it being specified that the compensation offered in the context of the Squeeze-Out will be net of all costs. The member of the buying market, acting for the account of the Offeror, is Société Générale (member 4403).

The Securities tendered into the Public Buy-Out Offer must be freely transferable and free from all liens, pledges and all other security or encumbrance restricting the free transfer of their ownership. The Offeror reserves the right to disregard any Securities tendered into the Public Buy-Out Offer that do not meet this requirement.

The Company shareholders or the holders of OCEANEs whose Shares or OCEANEs are held through a financial intermediary (credit institutions, investment firms, etc.) and who wish to tender their Shares and/or OCEANEs into the Public Buy-Out Offer, on the conditions set forth in the draft joint offer document, must give an order to such financial intermediary to irrevocably sell their Securities in accordance with the form provided by such intermediary no later than on the expiration date of the Public Buy-Out Offer.

The Company shareholders or the holders of OCEANEs whose Shares or OCEANEs are registered in nominative form shall first convert them into bearer form to tender them into the Public Buy-Out Offer. As a consequence, in order to tender their Securities into the Offer, the Company shareholders or the holders of OCEANEs shall request, as soon as possible, from the proxies of the Company (BNP Paribas Securities Services regarding the Shares and CACEIS Corporate Trust regarding the OCEANEs) the registration of their Shares or OCEANEs in bearer form with an authorized intermediary.

TRANSLATION FROM THE FRENCH FOR INFORMATION PURPOSES ONLY

2.6	SQUEEZE-OUT, DELISTING FROM EURONEXT PARIS AND DEREGISTRATION

In accordance with the provisions of Articles 237-1 and 237-10 of the AMF General Regulation, following the Public Buy-Out Offer, the Shares and OCEANEs that have not been tendered into the Public Buy-Out Offer, except for the Shares covered by a liquidity agreement, will be transferred to the Offeror (regardless of the country of residence of the holders of such Shares and OCEANEs) in exchange for a compensation of 3.50 euros per Share, 4.51 euros per 2019 OCEANE and 4.50 euros per 2020 OCEANE (net of all costs), on the trading day following the expiration date of the Public Buy-Out Offer.

A notice informing the public of the Squeeze-Out will be published by the Offeror in a newspaper carrying legal notices in the vicinity of the Company’s registered office pursuant to Article 237-3 of the AMF General Regulation.

The amount of the compensation will be transferred, net of all costs, on the trading day following the expiration date of the Public Buy-Out Offer, on a block account opened for this purpose at Société Générale, acting as centralizing agent of the compensation transactions. After the closing of the accounts of the affiliates, Société Générale, upon the presentation of the certificates indicating the balance (attestations de solde) issued by Euroclear France, will transfer to the financial intermediaries holding securities accounts (établissements dépositaires teneurs de comptes) the amount of the compensation due to them, and the latter will credit the accounts of the relevant Alcatel Lucent shareholders and holders of OCEANEs for the compensation that is due to them.

In accordance with Article 237-6 of the AMF General Regulation, unallocated funds for the compensation of Shares and OCEANEs whose legal beneficiaries remain unknown will be retained by Société Générale for a period of ten (10) years from the date of the Squeeze-Out and transferred to the Caisse des dépôts et consignations upon the expiry of this period. These funds will be made available to the legal beneficiaries subject to the thirty-year limitation period, after which they will be transferred to the French State.

The Alcatel Lucent Shares and OCEANEs will be delisted from the regulated market of Euronext Paris the trading day following the expiration date of the Public Buy-Out Offer, date of implementation of the Squeeze-Out.

As promptly as practicable following completion of the Squeeze-Out and subject to applicable law, the Offeror intends to cause the Company to deregister the Alcatel Lucent Shares from the U.S. Securities and Exchange Commission and terminate the reporting obligations of the Company under the U.S. Securities Exchange Act of 1934 (the “Exchange Act”).

2.7	INDICATIVE TIMETABLE OF THE OFFER

Prior to the opening of the Public Buy-Out Offer, the AMF will publish a notice of opening and timetable of the Offer (avis d’ouverture et de calendrier), and Euronext Paris will publish a notice setting out the characteristics and timetable of the Public Buy-Out Offer as well as the conditions of implementation of the Squeeze-Out, and in particular its implementation date.

TRANSLATION FROM THE FRENCH FOR INFORMATION PURPOSES ONLY

An indicative timetable is set forth below:

September 6, 2016

•    Filing of the proposed Offer and the draft joint offer document with the AMF

•    Draft joint offer document made available to the public and published on the websites of the AMF (www.amf-france.org), of the Offeror (www.nokia.com) and of Alcatel Lucent (www5.alcatel-lucent.com)

•    Dissemination by the Offeror and the Company of a joint press release relating to the filing of the proposed Offer

September 20, 2016

•    Clearance decision of the Offer by the AMF constituting a visa of the joint offer document

•    Joint offer document made available to the public and published on the websites of the AMF (www.amf-france.org), of the Offeror (www.nokia.com) and of Alcatel Lucent (www5.alcatel-lucent.com)

September 21, 2016

•    Filing of the “Other information” document by the Offeror and the Company with the AMF

•    “Other information” documents made available to the public and published on the websites of the AMF (www.amf-france.org), of the Offeror (www.nokia.com) and of Alcatel Lucent (www5.alcatel-lucent.com)

•    Dissemination by the Offeror and the Company of a joint press release relating to the availability of the joint offer document approved by the AMF and of the “Other information” documents

September 22, 2016	• Opening date of the Public Buy-Out Offer

October 5, 2016	• Expiration date of the Public Buy-Out Offer
October 6, 2016	• Publication by the AMF of a notice relating to the final result of the Public Buy-Out Offer
October 6, 2016	• Implementation of the Squeeze-Out and delisting of the Shares and OCEANEs from the regulated market of Euronext Paris

2.8	FINANCING AND COSTS OF THE OFFER

2.8.1	Costs linked with the Offer

The total fees, costs and expenses incurred by the Offeror in connection with the Offer, including commissions, fees and other costs related to external financial, legal and accounting advice and of any other experts and consultants, as well as communication costs, is estimated to be approximately EUR 10 million, excluding tax.

2.8.2	Financing of the Offer

The maximum cash outlay for the acquisition of all the Alcatel Lucent Securities targeted by the Offer, on the basis of the Offer price of 3.50 euros per Share, 4.51 euros per 2019 OCEANE and 4.50 euros per 2020 OCEANE, will be 678 340 679.71 euros (excluding the related costs and expenses).

The Offer will be fully financed by Nokia’s own funds.

TRANSLATION FROM THE FRENCH FOR INFORMATION PURPOSES ONLY

2.9	RESTRICTIONS CONCERNING THE OFFER OUTSIDE OF FRANCE

2.9.1	General

The Offer is being made exclusively (i) in France and (ii) in the United States pursuant to an exemption from the U.S. tender offer rules provided by Rule 14d-1(c) and, to the extent applicable, Rule 13e-4(h)(8) of the Exchange Act.

The draft joint offer document is not intended to be distributed in any country other than France and the United States.

The Offer is not subject to the control and/or authorization of any regulatory authority whatsoever outside France and the United States and no steps will be taken for that purpose. Holders of Shares and OCEANEs outside of France and the United States cannot participate in the Public Buy-Out Offer unless they are permitted to do so pursuant to the local law applicable to them. Participation in the Public Buy-Out Offer and the distribution of the draft joint offer document may be subject to restrictions outside of France and the United States. The Public Buy-Out Offer is not directed, directly or indirectly, to persons who are subject to such restrictions. Persons who are in possession of the draft joint offer document must comply with the restrictions in force in their countries. Failure to comply with such restrictions may constitute a breach of applicable laws and regulations.

The Offeror will not bear any responsibility in case of breach by any person of applicable legal or regulatory restrictions.

The draft joint offer document and the other documents relating to the Offer do not constitute an offer to sell or purchase transferable financial instruments or a solicitation of such an offer in any country in which such an offer or solicitation is illegal or to any person to whom such an offer or solicitation could not be duly made. Holders of Shares and OCEANEs located outside of France and the United States can only tender into the Offer if such tender is permitted pursuant to the laws applicable to them.

2.9.2	Important additional information for U.S. holders of Securities

The Offer will be made for the securities of a French company and is subject to French disclosure requirements which are different from those in the United States. The Offer will be made in the United States pursuant to an exemption from the U.S. tender offer rules provided by Rule 14d-1(c) and, to the extent applicable, Rule 13e-4(h)(8) of the Exchange Act and otherwise in accordance with the requirements of the French Financial and Monetary Code and the General Regulation of the AMF (as referred to in the draft joint offer document). Accordingly, the Offer will be subject to disclosure and other procedural requirements, including with respect to withdrawal rights, offer timetable, settlement procedures and timing of payments that are different from those applicable under U.S. domestic tender offer procedures and laws.

The Offeror is not providing any United States income tax advice to shareholders resident in the United States, or otherwise subject to U.S. tax laws. Such persons are solely responsible for determining the tax consequences of (i) participating in the Public Buy-Out Offer and (ii) the Squeeze-Out and are urged to consult their own tax advisors regarding the tax consequences of (i) participating in the Public Buy-Out Offer and (ii) the Squeeze-Out in light of their particular circumstances including the tax consequences under state, local and non-U.S. tax law and the possible effects of changes in tax law.

TRANSLATION FROM THE FRENCH FOR INFORMATION PURPOSES ONLY

Because the Offeror is located in a non-U.S. jurisdiction, and some or all of its officers and directors are residents of non-U.S. jurisdictions, it may be difficult for a U.S. holder of Securities to enforce its rights or pursue a claim arising out of the U.S. federal securities laws. U.S. holders of Securities may not be able to sue a non-U.S. company or its officers or directors in a non-U.S. court for violations of the U.S. securities laws. Further it may be difficult to compel a non-U.S. company and its affiliates to subject themselves to a U.S. court’s judgment.

While the Public Buy-Out Offer is being made available to holders of Shares and OCEANEs in the United States, the right to tender is not being made available in any jurisdiction within the United States in which the making of such Public Buy-Out Offer or the right to tender such Shares and OCEANEs would not be in compliance with the laws of such jurisdiction.

3.	ASSESSMENT OF THE PRICE OF THE OFFER

The Offer initiated by Nokia relates to Alcatel Lucent shares and OCEANEs.

The Offer prices proposed by the Offeror are fixed at 3.50 euros per Alcatel Lucent share, at 4.51 euros per Alcatel Lucent OCEANE 2019 and at 4.50 euros per Alcatel Lucent OCEANE 2020.

The appraisal of the following Offer prices in Section 4 of the draft joint offer document results from the valuation report developed by Société Générale, acting as presenting bank of the Offer on behalf of Nokia and with full agreement with Nokia, especially for the different valuation methodologies and assumptions retained.

The summary of the elements provided to appraise the Offer prices are reproduced below:

3.1	SUMMARY OF THE ELEMENTS PROVIDED TO APPRAISE THE OFFER PRICE FOR SHARES

Criterias	Price by Alcatel Lucent (share)	Resulting Premium / (Discount)
Share price
Spot price as of 24-Aug-16	3.48	0.5%
Volume-weighted average price over 1 month	3.48	0.5%
Spot price as of 15-Jun-2016(1)	3.46	1.2%
Volume-weighted average price over 3 months	3.46	1.3%
Low (since 11-Feb-16 - EUR)(2)	2.90	20.7%
High (since 11-Feb-16 - EUR)(2)	3.50	—
Acquisition price
Acquisition price for Alcatel Lucent shares purchased by Nokia	3.50	—
Discount of free cash flows
Central case	2.94	19.1%
Trading multiples as of 24-Aug-16
EV / EBIT 2017E	2.93	19.5%
EV / EBIT 2018E	3.04	15.2%

(1)	Day before Nokia announced its intention to file a public buy-out offer in cash for the remaining Alcatel-Lucent securities follow ed by a squeeze-out
(2)	Day after publication of the reopened offer results

TRANSLATION FROM THE FRENCH FOR INFORMATION PURPOSES ONLY

3.2	SUMMARY OF THE ELEMENTS PROVIDED TO ASSESS THE OFFER PRICES FOR OCEANES

	Price by CB (EUR)		Resulting Premium / (Discount)
	CB 2019	CB 2020	CB 2019	CB 2020
Share price
Spot price as of 24-Aug-16	4.39	4.45	2.8%	1.2%
Average 1 month	4.39	4.47	2.8%	0.6%
Spot price as of 15-Jun-16	4.40	4.45	2.5%	1.2%
Average 3 months	4.39	4.45	2.7%	1.1%
Min since the 25-Feb-16 (1)	4.15	4.08	8.7%	10.2%
Max since the 25-Feb-16 (1)	4.46	4.51	1.1%	(0.2%)
Acquisition price
Acquisition price for Alcatel Lucent OCEANEs purchased by Nokia	4.51	4.50	—	—
Theoretical value (central case)
Value based on Alcatel Lucent share price as of 24-Aug-16	4.41	4.41	2.3%	2.2%

(1)	End of the ratchet period (i.e. adjusted conversion ratio in connection with the change of control)

4.	REPORT OF THE INDEPENDENT EXPERT (ARTICLE 261-1, I AND II OF THE AMF GENERAL REGULATION)

In accordance with Article 261-1, I and II of the AMF General Regulation, the firm Accuracy, represented by Messrs. Bruno Husson and Henri Philippe, was appointed as Independent Expert by the board of directors of Alcatel Lucent on July 8, 2016 in order to deliver a report on the financial conditions of the Offer.

This report, established on September 5, 2016, is fully reproduced in the Section 5 of the draft joint offer document.

The conclusions of this report are reproduced below:

“This independent report was prepared in connection with the public buy-out offer in cash initiated by Nokia of the remaining Alcatel-Lucent (“ALU”) shares, 2019 OCEANEs and 2020 OCEANEs, which will be followed by a squeeze-out in cash (the “Offer”). The purpose of this report, which was prepared further to a request by the ALU Board of Directors in accordance with market regulations, is to deliver an opinion on the fairness for ALU minority shareholders and OCEANEs holders of the €3.50 per-share price, the €4.51 per2019 OCEANE and the €4.50 per-2020 OCEANE price proposed by Nokia (“Compensation Prices”).

In the specific context of the Offer, we indicated above the four conditions to be met for the Compensation Prices to be considered as fair.

1.

The Compensation Prices cannot be less than the prices paid by Nokia last May and June to some ALU minority shareholders and OCEANEs holders. This condition is met, since the Compensation Prices correspond precisely to the transaction prices negotiated by Nokia.

TRANSLATION FROM THE FRENCH FOR INFORMATION PURPOSES ONLY

2.

The compensation price of €3.50 proposed to the remaining ALU minority shareholders must fall within or above the range of estimates of the fair value of ALU shares (the “Fair Value”). In the case at hand, the Fair Value should include the value of ALU’s businesses on a stand-alone basis and the portion of total synergies expected from the combination between Nokia and ALU businesses attributable to ALU’s shareholders. Among the Fair Value references and estimates, we favour the estimates resulting from the DCF method, i.e. a Fair Value range of €2.17 to €3.08. The compensation price of €3.50 is above this range of values, which means that the second condition is also fulfilled.

3.

The compensation prices of €4.51 and €4.50 proposed for 2019 OCEANEs and 2020 OCEANEs must be at least equal to the fair value of each asset. Based on the midrange of theoretical values obtained for each security using a convertible bond valuation model, i.e. €4.46 for 2019 OCEANEs and €4.45 for 2020 OCEANEs, this third condition is met.

4.

The compensation prices of €4.51 and €4.50 proposed to ALU 2019 and 2020 OCEANEs holders must be consistent with the compensation price of €3.50 proposed to ALU minority shareholders, which means that the former do not imply a breach of the equal treatment regulatory requirement between both categories of stakeholders. Since the level of implied volatility of ALU’s shares by the compensation price of the 2019 OCEANEs and that of the 2020 OCEANEs (respectively 33.9% and 31.9%), are within the range of volatility levels we considered above when estimating the fair value of ALU OCEANEs, there is no breach of the equal treatment regulatory requirement between both categories of stakeholders. The fourth condition is therefore met.

On these bases, we consider that the Compensation Prices proposed by Nokia (i.e. €3.50 per share, €4.51 per 2019 OCEANE and €4.50 per 2020 OCEANE) in the context of the public buy-out offer in cash initiated by Nokia of the remaining Alcatel-Lucent (“ALU”) shares, 2019 OCEANEs and 2020 OCEANEs, which will be followed by a squeeze-out in cash, are fair for ALU minority shareholders and OCEANEs holders.”

5.	REASONED OPINION OF THE BOARD OF DIRECTORS OF ALCATEL LUCENT

In accordance with Article 231-19 of the AMF General Regulation, at its meeting on September 5, 2016, the participating members of Alcatel Lucent’s board of directors unanimously delivered a reasoned opinion (avis motivé) on the benefit of the Offer and its consequences for Alcatel Lucent, the holders of the Securities and Alcatel Lucent’s employees.

The defined terms used in the reasoned opinion below correspond to the defined terms used in the draft joint offer document.

“The present reasoned opinion has been issued by the following members of Alcatel Lucent’s board of directors, who were present: Ms. Carla Cico, Mr. Jean-Cyril Spinetta, Ms. Sylvia Summers and the representatives of Nokia participating to the Alcatel Lucent board of directors, that is to say, Messrs. Risto Siilasmaa, Timo Ihamuotila, Samih Elhage and Marc Rouanne, and Ms. Maria Varsellona, it being specified that Mr. Rajeev Suri was absent and excused, and that the representatives of Nokia present at the meeting made an express mention that they voted only insofar as to prevent a lack of quorum under applicable law and the Company’s bylaws and merely followed, in their vote, the recommendation of the Committee of Independent Directors of Alcatel Lucent’s board of directors held on September 5, 2016.

TRANSLATION FROM THE FRENCH FOR INFORMATION PURPOSES ONLY

Alcatel Lucent’s board of directors was reminded that in order to diligently complete its assessment of the Offer and to reach a reasoned opinion on the Offer, it was assisted by Sullivan & Cromwell, as legal advisor to Alcatel Lucent.

In accordance with Article 231-19 of the AMF General Regulation, Alcatel Lucent’s board of directors was required to provide a reasoned opinion on the benefits of the Offer and its consequences for Alcatel Lucent, its holders of Securities and its employees.

The Chairman of the Committee of Independent Directors, Mr. Jean-Cyril Spinetta, noted to the members that Alcatel Lucent’s board of directors had received:

•

the draft joint offer document which will be filed with the AMF and including, in particular, the reasons for the Offer, Nokia’s intentions following completion of the Offer, the terms of the Offer, and the assessment of the price of the Offer (including the price of the Squeeze-Out) prepared by Société Générale, acting as presenting bank in connection with the Offer;

•	the report of Accuracy, which was appointed as independent expert by the Company in accordance with Article 261-1, I and II of the AMF General Regulation, on the financial terms of the Offer; and

•	the draft “other information” documents of Nokia and the Company.

It should be noted that prior to the present meeting of Alcatel Lucent’s board of directors, the members of the Committee of Independent Directors of Alcatel Lucent’s board of directors (i.e., Ms. Carla Cico, Mr. Jean-Cyril Spinetta and Ms. Sylvia Summers) met on September 5, 2016 in order to review and discuss the terms of the proposed Offer, and to formulate a recommendation to Alcatel Lucent’s board of directors based on the Independent Expert Report and on the draft joint offer document. In light of the discussions among its members and the documents reviewed, the Committee of Independent Directors recommended to Alcatel Lucent’s board of directors to issue a positive opinion on the Offer and to recommend to the holders of Securities that they tender their Securities into the Public Buy-Out Offer.

The Chairman of the Committee of Independent Directors reminded the members:

•

of the successful results of the Public Exchange Offer and of the U.S. Public Exchange Offer and that following the settlement and delivery of the reopened Public Exchange Offer and U.S. Public Exchange Offer on February 12, 2016, Nokia held 2 795 977 950 Shares representing, after adjustment of the total number of Alcatel Lucent’s shares and voting rights as disclosed in the monthly information of Alcatel Lucent on February 15, 2016 (per the press release of Alcatel Lucent dated February 22, 2016), 90.34% of the share capital and 90.25% of the voting rights of Alcatel Lucent, 211 579 445 of the 2018 OCEANEs representing 99.62% of the outstanding 2018 OCEANEs, 57 852 372 of the 2019 OCEANEs representing 37.18% of the outstanding 2019 OCEANEs and 72 783 038 of the 2020 OCEANEs representing 68.17% of the outstanding 2020 OCEANEs;

•

that Nokia converted all the OCEANEs it held on the date of settlement and delivery of the reopened Public Exchange Offer, following which Nokia held 3 229 781 374 Shares representing, after adjustment of the monthly information of Alcatel Lucent on February 15, 2016 (per the press release of Alcatel Lucent dated February 22, 2016), 91.53% of the share capital and 91.45% of the voting rights of Alcatel Lucent; and

TRANSLATION FROM THE FRENCH FOR INFORMATION PURPOSES ONLY

•

that Nokia completed a series of privately negotiated transactions between February 18, 2016 and June 14, 2016 (as further described in Section 1.1.1.3 “Acquisition of Alcatel Lucent Shares and OCEANEs after the Public Exchange Offer” of the draft joint offer document), as a result of which Nokia crossed the 95% ownership thresholds of share capital and voting rights in Alcatel Lucent and consequently submitted a threshold crossing declaration to the AMF and the Company on June 16, 2016.

The Shares not held by Nokia representing less than 5% of the share capital and voting rights of Alcatel Lucent, and less than 5% of the Alcatel Lucent Shares on a fully diluted basis, Nokia issued a press release on June 16, 2016 whereby it announced its intention to file a public buy-out offer in cash followed by a squeeze-out in cash for the remaining Securities. The Chairman of the Committee of Independent Directors noted to the members of the board of directors that the proposed Offer is expected to be filed with the AMF on September 6, 2016.

The Chairman of the Committee of Independent Directors informed the members that as of August 31, 2016, Nokia held 3 373 845 309 Shares, 82 608 794 of the 2019 OCEANEs and 22 233 534 of the 2020 OCEANEs, representing 95.32% of the share capital and 95.25% of the voting rights of Alcatel Lucent, corresponding to 95.15% of the Shares on a fully diluted basis.

The Chairman of the Committee of Independent Directors informed the members that as a consequence of the Squeeze-Out, the Shares and the OCEANEs will be delisted from Euronext Paris on the trading day following the closing of the Public Buy-Out Offer.

Alcatel Lucent’s board of directors has also taken the following into consideration:

•

Squeeze-Out Compensation. Alcatel Lucent’s board of directors considered that the Shares and OCEANEs not yet held by Nokia and not tendered into the Public Buy-Out Offer will be transferred to Nokia, as part of the Squeeze-Out, in exchange for the same compensation as in the Public Buy-Out Offer, i.e. 3.50 euros per Share, 4.51 euros per 2019 OCEANE and 4.50 euros per 2020 OCEANE (net of all costs).

•

Reduce Operating Costs. Alcatel Lucent’s board of directors considered that the Squeeze-Out would allow Alcatel Lucent to delist the Securities from Euronext Paris and consequently to reduce the regulatory and administrative costs of such listing.

•

Full and Immediate Liquidity. Alcatel Lucent’s board of directors considered that the proposed Offer would allow minority shareholders and holders of OCEANEs to obtain full and immediate liquidity of their Securities.

•

Continuation of the Combination. Alcatel Lucent’s board of directors considered that the further combination of the businesses will continue to benefit to Alcatel Lucent, and in particular, Alcatel Lucent’s board of directors considered the factors in relation to the continuation of the combination process described in Sections 1.3.1 “Industrial, commercial and financial strategy and policy” and 1.3.6 “Contemplated synergies – anticipated economic profits” of the draft joint offer document.

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•

Further Integration within the Nokia Group. Alcatel Lucent’s board of directors considered that Nokia started to integrate Alcatel Lucent into the Nokia Group following the Public Exchange Offer according to its commitment previously stated in the public documentation relating to the Public Exchange Offer, and that the Squeeze-Out would facilitate the further integration of the Alcatel Lucent Group into the Nokia Group, which is expected to allow the Alcatel Lucent Group and the Nokia Group to take further steps to realize potential synergies.

•

Draft Joint Offer Document. Alcatel Lucent’s board of directors considered the draft joint offer document prepared jointly by Nokia and Alcatel Lucent, including the reasons for the Offer, Nokia’s intentions following completion of the Offer, the agreements that may have an impact on the Offer, the terms of the Offer and the valuation analysis prepared by Société Générale, acting as presenting bank in connection with the Offer, which Nokia intends to file together with the Offer with the AMF on September 6, 2016.

•

Furnishing of the Offer Documentation to the Securities and Exchange Commission. Alcatel Lucent’s board of directors acknowledged that, because the Offer is being made in the United States and pursuant to an exemption from the U.S. tender offer rules provided by Rule 14d-1(c) and, to the extent applicable, Rule 13e-4(h)(8) of the Exchange Act, Nokia intends to furnish an English translation of the joint offer document and “other information” documents of Nokia and Alcatel Lucent to the Securities and Exchange Commission on Form CB on the same day the Public Buy-Out Offer is opened.

Based on the Independent Expert Report, Alcatel Lucent’s board of directors also acknowledged that when considering the compensation offered in the Offer to the holders of the Securities, the Independent Expert stated in its Independent Expert Report that:

•	For the price of the Offer regarding the Shares, the 2019 OCEANEs and the 2020 OCEANEs (the “Compensation Prices”) to be considered as fair, the four conditions stated hereinafter have to be met.

1. The Compensation Prices cannot be less than the prices paid by Nokia last May and June to some ALU minority shareholders and OCEANEs holders. This condition is met, since the Compensation Prices correspond precisely to the transaction prices negotiated by Nokia.

2. The compensation price of 3.50 euros proposed to the remaining ALU minority shareholders must fall within or above the range of estimates of the fair value of ALU shares (the “Fair Value”). In the case at hand, the Fair Value should include the value of ALU’s businesses on a stand-alone basis and the portion of total synergies expected from the combination between Nokia and ALU attributable to ALU’s shareholders. Among the Fair Value references and estimates, the Independent Expert favours the estimates resulting from the DCF method, i.e. a Fair Value range of 2.17 euros to 3.08 euros. The compensation price of 3.50 euros is above this range of values, which means that the second condition is also fulfilled.

3. The compensation prices of 4.51 euros and 4.50 euros proposed for 2019 OCEANEs and 2020 OCEANEs must be at least equal to the fair value of each asset. Based on the midrange of theoretical values obtained for each security using a convertible bond valuation model, i.e. 4.46 euros for 2019 OCEANEs and 4.45 euros for 2020 OCEANEs, this third condition is met.

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4. The compensation prices of 4.51 euros and 4.50 euros proposed to ALU 2019 and 2020 OCEANEs holders must be consistent with the compensation price of €3.50 proposed to ALU minority shareholders, which means that the former do not imply a breach of the equal treatment regulatory requirement between both categories of stakeholders. Since the level of implied volatility of ALU’s shares by the compensation price of the 2019 OCEANEs and that of the 2020 OCEANEs (respectively 33.9% and 31.9%), are within the range of volatility levels we considered above when estimating the fair value of ALU OCEANEs, there is no breach of the equal treatment regulatory requirement between both categories of stakeholders. The fourth condition is therefore met.

•

On these bases, the Independent Expert considers that the Compensation Prices proposed by Nokia (i.e. 3.50 euros per share, 4.51 euros per 2019 OCEANE and 4.50 euros per 2020 OCEANE) in the context of the public buy-out offer in cash initiated by Nokia of the remaining Alcatel-Lucent (“ALU”) shares, 2019 OCEANEs and 2020 OCEANEs, which will be followed by a squeeze-out in cash, are fair for ALU minority shareholders and OCEANEs holders.

Alcatel Lucent’s board of directors considered that the Independent Expert concluded that the terms of the Offer by Nokia for the Shares and OCEANEs are fair.

Alcatel Lucent’s board of directors considered that the full text of the Independent Expert Report, dated September 5, 2016, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the report, would be fully reproduced in Section 5 “Report of the Independent Expert” of the draft joint offer document available to holders of the Securities.

Finally, Alcatel Lucent’s board of directors reviewed the potential consequences of the Offer on the stakeholders of Alcatel Lucent, including the employees of Alcatel Lucent, and acknowledged the following:

•

Employment in France. Nokia has stated that the commitments in France relating to employment remain materially the same as those described in Nokia’s offer document relating to the Public Exchange Offer, as further described in Section 1.3.2 “Employment” of the draft joint offer document.

•

Employee Arrangements. Pursuant to Alcatel Lucent’s undertakings as stated in Nokia’s offer document relating to the Public Exchange Offer, it was offered to the beneficiaries of unvested Stock Options and unvested Performance Shares to accelerate or waive, under certain conditions, certain terms of their Stock Options or Performance Shares in connection with the Public Exchange Offer. Pursuant to such mechanisms, the beneficiaries had their Stock Options and/or Performance Shares monetized and as such, were not impacted by the lack of liquidity of the Alcatel Lucent Shares resulting from the Public Exchange Offers. Nokia and Alcatel Lucent have also agreed to enter into liquidity agreements with certain holders of Stock Options and Performance Shares, pursuant to which such holders are entitled to receive either Nokia shares or a cash amount under certain circumstances.

•

Governance of Alcatel Lucent. Following the success of the Public Exchange Offer, and as previously stated in Nokia’s offer document relating to the Public Exchange Offer, the composition of Alcatel Lucent’s board of directors was modified in order to reflect the ownership level of Nokia, these changes having been ratified by Alcatel Lucent’s shareholders’ meeting dated June 21, 2016 which appointed an additional director representing Nokia. As a result, Alcatel Lucent board of directors currently

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includes Mssrs. Marc Rouanne, Risto Siilasmaa, Rajeev Suri, Timo Ihamuotila, Samih Elhage, and Ms. Maria Varsellona, as representatives of Nokia. In addition, as the mandate of chairman of Alcatel Lucent’s board of directors of Philippe Camus expired, Alcatel Lucent’s board of directors, at its meeting of June 21, 2016, decided to split the positions of Chairman of the board of directors and Chief Executive Officer and, upon the recommendation of the Corporate Governance and Nominating Committee, appointed, as of June 21, 2016, Marc Rouanne as Chairman of the board of directors and Olivier Durand as Chief Executive Officer of the Company. It is anticipated that the composition of Alcatel Lucent’s board of directors will be modified to reflect the shareholding of the Company as a result of the Offer.

As a result of the foregoing, the participating members of Alcatel Lucent’s board of directors, taking into account the factors above, unanimously:

(i)

determined that the proposed Offer, including the terms of the Public Buy-Out Offer as well as the terms of the Squeeze-Out as described in the draft joint offer document, is in the best interest of Alcatel Lucent, its employees and its stakeholders (including the holders of the Shares and the holders of the OCEANEs);

(ii)	approved the terms of the proposed Offer, as well as the draft joint offer document and the “other information” document of the Company;

(iii)	issued a favorable opinion on the Offer and:

a.	recommended that all holders of Shares tender their Shares into the Public Buy-Out Offer;

b.	recommended that all holders of OCEANEs tender their OCEANEs into the Public Buy-Out Offer; and

c.

made the above-mentioned recommendations while acknowledging that, in any case, the Shares and the OCEANEs not tendered into the Public Buy-Out Offer, except for the Shares covered by a liquidity agreement, will be transferred to Nokia in the context of the Squeeze-Out, on the trading day following the expiration date of the Public Buy-Out Offer and for the same compensation as in the Public Buy-Out Offer, i.e. 3.50 euros per Share, 4.51 euros per 2019 OCEANEs and 4.50 euros per 2020 OCEANEs; and

(iv)

authorized the Chief Executive Officer of the Company to execute the affidavits required from the Company in the context of the Offer and, more generally, to carry out the necessary formalities for the accomplishment of the Offer.

The board of directors noted that, mainly for practical reasons, the independent members of the board of directors who own Securities held of record or beneficially owned by such independent members do not intend to tender them to the Public Buy-Out Offer and that, in any case, they will have their Securities transferred to Nokia in the context of the Squeeze-Out”

In the course of reaching its determination that the Offer is in the best interests of Alcatel Lucent, its employees and its stakeholders (including Alcatel Lucent shareholders and holders of OCEANEs) and its recommendation that holders of the Securities accept the Public Buy-Out Offer and tender their Securities into the Public Buy-Out Offer, Alcatel Lucent’s board of directors considered numerous factors, including the factors specified in the foregoing discussion.

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An unofficial English translation of the full text of the Independent Expert Report, dated September 5, 2016, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the report, is fully reproduced in Section 5 of the draft joint offer document, and Alcatel Lucent urges holders of the Securities to carefully read the Independent Expert Report in its entirety.

The Offer is being made exclusively in France and in the United States.

This press release dos not constitute an offer to the public.

This press release is not intended for circulation in countries other than France and the United States, subject to the publication of this press release on the Offeror’s website pursuant to applicable regulations. The circulation of this press release, the Offer or acceptance of the Offer may be subject to specific regulations or restrictions in some countries. Persons in possession of this document must comply with the restrictions applicable in their countries. Consequently, persons in possession of this press release are responsible for informing themselves on potential applicable local restrictions and for complying with such restrictions. Nokia and Alcatel Lucent accept no responsibility for any violation of such restrictions by any person.

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Alcatel-Lucent : results of Shareholder’s meetings of September 13, 2016

Paris, September 13, 2016 – Alcatel Lucent held an Extraordinary Shareholders’ Meeting and an Ordinary Shareholders’ Meeting today on its Paris Saclay site.

Shareholders present or represented at the Extraordinary Shareholders’ Meeting, holding an aggregate of 3,371 billion shares representing a quorum of 95,25% voted all of the resolutions placed on the agenda of the Extraordinary Shareholders’ Meeting. This Shareholders’ Meeting approved: (I) The amendment to the Rules applicable to the Performance Shares Plan dated September 15, 2014 – Reduction of the vesting period from 4 years to 2 years and waiver of the performance condition (II) The replacement of the Stock-Options into Option Units.

The Ordinary Shareholders’ Meeting was held on second notice, due to a lack of quorum for the 16th resolution of the Joint Ordinary and Extraordinary Shareholders’ Meeting held on June 21, 2016. The purpose of this resolution was the approval of a related party transaction between Alcatel Lucent and Nokia. The Ordinary Shareholders Meeting approved this resolution. No quorum was legally required for the vote of this resolution.

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Monthly information regarding the total number of voting rights and the total number of shares of the Company

Article L. 233-8-II of the Commercial Code and article 223-16 of General Regulation of the AMF

Information related to August 2016

Date: August 31, 2016

Total number of shares: 3, 539, 331, 314

Total number of voting rights:

Total of theoretical voting rights: 3, 541, 996, 443

Total of voting rights exercisable at shareholders’ meeting*: 3, 541, 996, 443

*	Total of voting rights exercisable at shareholders’ meeting = total number of voting rights attached to the shares – shares held by the issuer or its subsidiaries without voting rights